Exhibit 2.3

FORM OF

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

TWENTY-FIRST CENTURY FOX, INC.

and

FOX CORPORATION

Dated as of [•], 2019

i

ii

iii

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of [•], 2019, by and between Twenty-First Century Fox, Inc., a Delaware corporation (“Remainco”), and Fox Corporation, a Delaware corporation and a wholly owned Subsidiary of Remainco (formerly named New Fox, Inc. and at times referred to as such in documentation relating to the Separation and Distribution (each as defined below)) (“FOX” and together with Remainco, each a “Party” and collectively the “Parties”). Capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in Article I of this Agreement.

RECITALS

WHEREAS, Remainco, The Walt Disney Company, a Delaware corporation (“Disney”), TWDC Holdco 613 Corp., a Delaware corporation and a wholly owned Subsidiary of Disney (“Holdco”), WDC Merger Enterprises I, Inc., a Delaware corporation and a wholly owned Subsidiary of Holdco (“Delta Sub”), and WDC Merger Enterprises II, Inc., a Delaware corporation and a wholly owned Subsidiary of Holdco (“Wax Sub”, and together with Delta Sub, the “Merger Subs”) have entered into that certain Amended and Restated Agreement and Plan of Merger, dated as June 20, 2018 (as so amended and as it may be further amended from time to time prior to the date of the Distribution, the “Disney Merger Agreement”), which amends and restates in its entirety that certain Agreement and Plan of Merger, dated as of December 13, 2017 (the “Original Disney Merger Agreement”), by and among Remainco, Disney, TWC Merger Enterprises 2 Corp. and TWC Merger Enterprises 1, LLC, as amended by the Amendment to Agreement and Plan of Merger, dated as of May 7, 2018, and pursuant to which, following the Distribution, Delta Sub will merge with and into Disney with Disney as the surviving corporation in the merger (such merger, the “Delta Merger”), which will be followed, immediately subsequent to the Delta Merger, by a merger of Wax Sub with and into Remainco with Remainco as the surviving company in the merger (the “Wax Merger”, and together with the Delta Merger, the “Mergers”). As a result of the Mergers, Disney and Remainco will become wholly owned Subsidiaries of Holdco;

WHEREAS, at the effective time of the Wax Merger, subject to the terms and conditions of the Disney Merger Agreement, each issued and outstanding share of common stock of Remainco, except as otherwise set forth in the Disney Merger Agreement, will be exchanged for, at the election of the holder thereof, cash or shares of Holdco Common Stock (as defined in the Disney Merger Agreement);

WHEREAS, in connection with the Mergers and the agreements contemplated thereby, including the transactions contemplated by the Disney Merger Agreement and the Ancillary Agreements, FOX, has, or will have as of the time of the Distribution, entered into the FOX Financing in order to, among other things, fund a dividend in the amount of $8,500,000,000 in immediately available funds to be issued to Remainco immediately prior to the Distribution (the “Dividend”);

WHEREAS, the per share consideration is subject to adjustment based on an estimate of certain tax liabilities arising from the Distribution and certain other transactions contemplated by the Disney Merger Agreement, and if the final estimate of such tax liabilities is lower than $8,500,000,000, Disney will make a cash payment to FOX, which cash payment will be the amount obtained by subtracting the final estimate of such tax liabilities from $8,500,000,000, up to a maximum cash payment of $2,000,000,000;

WHEREAS, on the terms and subject to the conditions contained herein and in the Disney Merger Agreement, prior to the consummation of the Wax Merger, Remainco shall engage in an internal restructuring whereby it will take such actions as are necessary to (x) transfer to FOX or one or more of its Subsidiaries (i) all of the right, title and interest of the Remainco Group in and to all FOX Assets, (ii) the FOX Liabilities and (iii) the FOX Employees and (y) transfer to Remainco or one or more of its Subsidiaries (i) all of the right, title and interest of the FOX Group in and to all Remainco Assets, (ii) the Remainco Liabilities and (iii) the Remainco Employees, and (z) separate the FOX Business from the Remainco Business into an independent publicly-traded company by means of the Distribution, as more fully described in this Agreement and the agreements and actions contemplated by this Agreement, including the Ancillary Agreements (the “Separation”);

WHEREAS, certain audited and unaudited carveout consolidated balance sheets of the FOX Business are set forth in the Information Statement based upon the FOX Assets, FOX Liabilities, Remainco Assets and Remainco Liabilities as of the dates set forth therein and subject to the notes and other qualifications thereto as set forth in the Information Statement;

WHEREAS, as a result of the Separation, (i) FOX shall obtain and retain ownership and possession of all FOX Assets and Remainco shall retain ownership and possession of all Remainco Assets and (ii) FOX shall assume sole liability for all FOX Liabilities and Remainco shall retain sole liability for all Remainco Liabilities;

WHEREAS, in order to effect the separation of the FOX Business into an independent publicly-traded company, in accordance with the terms of this Agreement, the Disney Merger Agreement and the Amended and Restated Distribution Agreement and Plan of Merger (the “Distribution Merger Agreement”), dated as of June 20, 2018 by and between Remainco and 21CF Distribution Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Remainco, Remainco will, at the Distribution Effective Time (as defined in the Distribution Merger Agreement), distribute all of the issued and outstanding common stock of FOX to the holders of the issued and outstanding shares of Remainco’s common stock on a pro rata basis (except to holders of Hook Stock) pursuant to a merger in which (A) with respect to each share of Class A Common Stock (as defined in the Disney Merger Agreement) (or fraction thereof, in the case of a fractional share) issued and outstanding immediately prior to the Distribution Effective Time (other than the Hook Stock) (I) a portion thereof equal to one (or such fraction, in the case of a fractional share) multiplied by the quantity of one minus the inverse of the Distribution Adjustment Multiple (as defined in the Distribution Merger Agreement) shall be exchanged for (and as a result, such portion shall be cancelled) one-third of one validly issued, fully paid and non-assessable share of Class A Common Stock of FOX, and (II) the remaining portion thereof not so exchanged shall be unaffected by the Distribution and shall remain issued and outstanding and (B) with respect to each share of Class B Common Stock (as defined in the Disney Merger Agreement) (or fraction thereof, in the case of a fractional share) issued and outstanding immediately prior to the Distribution Effective Time (other than the Hook Stock) (I) a portion thereof equal to one (or such fraction, in the case of a fractional share) multiplied by the quantity of one minus the inverse of the Distribution Adjustment Multiple shall be exchanged for (and as a result, such portion shall be cancelled) one-third of one validly issued, fully paid and non-assessable share of Class B Common Stock of FOX and (II) the remaining portion thereof not so exchanged shall be unaffected and shall remain issued and outstanding (the “Distribution”);

WHEREAS, the treatment, in connection with the Distribution, of any outstanding Remainco performance stock units, restricted stock units or other types of awards will be as specified in the Employee Matters Agreement and the Distribution Merger Agreement;

WHEREAS, (i) the board of directors of Remainco has (x) determined that the Separation, Distribution and the other transactions contemplated by this Agreement have a valid business purpose, are in furtherance of and consistent with its business strategy and are in the best interests of Remainco and its stockholders and (y) approved this Agreement and (ii) the board of directors of FOX has approved this Agreement;

WHEREAS, holders of a majority of the outstanding Class A Shares and Class B Shares entitled to vote on the adoption of the Disney Merger Agreement and the Distribution Merger Agreement, voting together as a single class, have adopted the Disney Merger Agreement and the Distribution Merger Agreement at a special meeting of Remainco stockholders duly called and held for the purpose of approving the Disney Merger Agreement, the Distribution Merger Agreement and the transactions contemplated thereby (including the Charter Amendment (as defined in the Disney Merger Agreement)) (the “Remainco Stockholders Meeting”);

WHEREAS, the holders of a majority of the outstanding Class B Shares entitled to vote on the adoption of the Charter Amendment, have approved the Charter Amendment at the Remainco Stockholders Meeting;

WHEREAS, under the Disney Merger Agreement, it is a condition to the Wax Merger that this Agreement shall be entered into by the Parties; and

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and to set forth certain other agreements that will, following the Distribution, govern certain matters relating to the Separation and the relationship of FOX and Remainco and their respective Affiliates.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(1) “21CFA Distribution” has the meaning assigned to such term in the Tax Matters Agreement.

(2) “Acceptable Alternative Arrangement” has the meaning assigned to such term in Section 2.02(f)(ii)(1).

(3) “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided, however, that for purposes of this Agreement, no member of either Group shall be deemed to be an Affiliate of any member of the other Group, including by reason of having one or more directors or officers in common. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by Contract or otherwise.

(4) “After-Tax Basis” has the meaning assigned to such term in the Tax Matters Agreement.

(5) “Agreement” has the meaning assigned to such term in the Preamble hereto.

(6) “Amendment Election” has the meaning assigned to such term in Section 2.02(c)(ii).

(7) “Ancillary Agreements” means all of the written contracts, instruments, assignments, conveyance documents or other arrangements (other than this Agreement) entered into by and between Remainco (or any Subsidiary of Remainco), on the one hand, and FOX (or any Subsidiary of FOX), on the other hand, in connection with the Separation, including the Employee Matters Agreement, the Tax Matters Agreement, the Transition Services Agreement, the Cross-License, the Trademark License Agreement, the RSN Licenses, the Intergroup Leases, the Data Transfer Agreement, the Commercial Agreements and any other agreement to be entered into by and between Remainco (or any Subsidiary of Remainco), on the one hand, and FOX (or any Subsidiary of FOX), on the other hand, at, prior to or after the Distribution Closing in connection with the Separation or Distribution.

(8) “Asset” means any and all right, title and ownership interest in and to any property, claims, Contracts, businesses or assets (including goodwill), whether real, personal or mixed, tangible or intangible of any kind, nature and description, whether accrued, contingent or otherwise, and wheresoever situated (including in the possession of vendors or other third parties or elsewhere) and whether or not carried or reflected, or required to be carried or reflected, on the books of any Person.

(9) “Authenticated Consumer” means a consumer of a Digital Platform who has registered with such Digital Platform’s registration system to receive authentication credentials to such Digital Platform.

(10) “Business” means the FOX Business and/or the Remainco Business, as the context requires.

(11) “Business Day” means any day of the year other than (a) a Saturday or a Sunday or (b) a day on which banks are required or authorized by Law to be closed in New York City.

(12) “Cash” means (i) cash and (ii) marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, including the amounts of any received but uncleared checks and drafts and wires issued prior to such time, net of outstanding but uncleared checks or transfers as of such time.

(13) “Charter Amendment” has the meaning assigned to such term in the Disney Merger Agreement.

(14) “Claims-Made Policies” has the meaning assigned to such term in Section 5.03(c).

(15) “Class A Common Stock” has the meaning assigned to such term in the Disney Merger Agreement.

(16) “Class B Common Stock” has the meaning assigned to such term in the Disney Merger Agreement.

(17) “Closing” has the meaning assigned to such term in the Disney Merger Agreement.

(18) “Code” has the meaning assigned to such term in the Tax Matters Agreement.

(19) “Commercial Agreements” means the agreements set forth on Schedule 1.01(19).

(20) “Confidential Information” has the meaning assigned to such term in Section 6.07(a).

(21) “Consents” means any consents, waivers, amendments, notices, reports or other filings to be obtained from or made, including with respect to any Contract, or any registrations, licenses, permits, authorizations to be obtained from, or approvals from, or notification requirements to, any third parties, including any third party to a Contract and any Governmental Entity.

(22) “Consumer Data” has the meaning set forth on Schedule 1.01(22).

(23) “Consumer Attributes” has the meaning set forth on Schedule 1.01(23).

(24) “Contract” means any agreement, lease, license, contract, consent, settlement, note, mortgage, indenture, arrangement, understanding or other obligation, whether or not written, that is binding upon any Person or entity or any part of its property under applicable Law.

(25) “Copyrights” means all copyrights and copyrightable works and subject matter.

(26) “Cross-License” means the cross-license agreement, dated as of [•], by and between Remainco and FOX.

(27) “Data Transfer Agreement” means the data transfer agreement, dated as of [•], by and between Remainco and FOX.

(28) “Delayed Transfer Asset” has the meaning assigned to such term in Section 2.02(b)(i).

(29) “Delayed Transfer Liability” has the meaning assigned to such term in Section 2.02(b)(i).

(30) “Delta Merger” has the meaning assigned to such term in the Recitals hereto.

(31) “Delta Sub” has the meaning assigned to such term in the Recitals hereto.

(32) “Digital Platform” means any web property, mobile application or other online service.

(33) “Disney” has the meaning assigned to such term in the Recitals hereto.

(34) “Disney Merger Agreement” has the meaning assigned to such term in the Recitals hereto.

(35) “Dispute” has the meaning assigned to such term in Section 10.11(a).

(36) “Distribution” has the meaning assigned to such term in the Recitals hereto.

(37) “Distribution Adjustment Multiple” has the meaning assigned to such term in the Distribution Merger Agreement.

(38) “Distribution Closing” has the meaning assigned to such term in the Distribution Merger Agreement.

(39) “Distribution Effective Time” has the meaning assigned to such term in the Distribution Merger Agreement.

(40) “Distribution Merger Agreement” has the meaning assigned to such term in the Recitals hereto.

(41) “Dividend” has the meaning assigned to such term in the Recitals hereto.

(42) “DOJ Settlement” means the agreement between Disney and Remainco with the United States Department of Justice to hold separate and divest Remainco’s regional sports networks in the United States following the Wax Effective Time.

(43) “Employee Matters Agreement” means the employee matters agreement, dated as of [•], by and between Remainco and FOX.

(44) “Environmental Laws” means all Laws (including all legally-binding judicial and administrative orders, judgments, determinations, and consent agreements or decrees) relating to pollution, the protection, restoration or remediation of or prevention of harm to the environment or natural resources, or the protection of or harm to human health and safety from the presence of or exposure to hazardous or toxic substances.

(45) “Environmental Liabilities” means any Liabilities, arising out of, resulting from or relating to any Environmental Law, compliance or non-compliance with Environmental Law, Release of or human exposure to Hazardous Substances, including any such Liability for or relating to any costs of defense and other responses to any administrative or judicial action (including notices, claims, complaints, suits and other assertions of liability) or any investigation, remediation, monitoring or cleanup costs, injunctive relief, natural resource damages, and any other environmental compliance or remedial measures.

(46) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

(47) “Exploitation” (including, with correlative meaning, the term “Exploit”) means the release, exhibition, performance, projection, broadcast, telecast, transmission, promotion, publicizing, advertisement, rental, lease, licensing, sublicensing, sale, transfer, disposition, distribution, sub-distribution, commercializing, merchandising, creation, development, production, marketing, use, exercise, trading in, turning to account, dealing with and in and otherwise exploiting in any form and any and all media now known or hereafter devised of any asset or portions thereof, or any rights therein or relating thereto, including the right to develop, produce and distribute subsequent and/or derivative productions based thereon.

(48) “FOX” has the meaning assigned to such term in the Preamble hereto.

(49) “FOX Assets” means all of Remainco’s or any of its Subsidiaries’ (including the members of the FOX Group and the members of the Remainco Group) right, title and interest in and to, immediately prior to the Distribution, the following Assets (except “FOX Assets” shall not include any Assets relating to Taxes, which shall be governed exclusively by the Tax Matters Agreement):

(i) any and all rights and interests of the FOX Group pursuant to this Agreement or the Ancillary Agreements;

(ii) (A) any and all interests in the capital stock of, or any other equity interests in the members of the FOX Group (other than FOX), including those set forth on Schedule 1.01(49)(ii)(A) and (B) any and all interests in the capital stock of, or any other equity interests in the legal entities listed on Schedule 1.01(49)(ii)(B), including in each case (clauses (A) and (B)) any and all rights related thereto;

(iii) (A) all rights, title and interest in and to the owned real property set forth on Schedule 1.01(49)(iii)(A), including, in each case, all land and land improvements, structures, buildings, fixtures, audiovisual, telecommunications and other electronic equipment, components and systems attached to or within the walls of, or otherwise integrated into the structure of, a building, building improvements, and all easements, rights of way and other appurtenances pertaining thereto or accruing to the benefit thereof; and (B) all rights, title and interest in, to and under the leases or subleases of the real property set forth on Schedule 1.01(49)(iii)(B) including, in each case, to the extent provided for in such leases, any land and land improvements, structures, buildings, fixtures, building improvements, and all easements, rights of way and other appurtenances pertaining thereto or accruing to the benefit of the lessee thereunder;

(iv) any and all Assets to the extent related to any FOX Liabilities (including counterclaims, insurance claims and control rights), so long as they do not constitute Specified Remainco Assets, including those set forth on Schedule 1.01(49)(iv); provided, for the avoidance of doubt, that nothing in this Section 1.01(49)(iv) shall alter the allocation, as between the Parties, of ownership of Intellectual Property underlying any such Assets;

(v) the “Fox” name and any and all “Fox” brands and related Trademarks and related Trademark applications and registrations, including those set forth on Schedule 1.01(49)(v)(A), and any confusingly similar derivation of any of the foregoing (including domain names and social media identifiers and handles to the extent containing such Trademarks) (the “Fox Marks”) after taking into account the matters set forth on Schedule 1.01(49)(v)(B);

(vi) the FOX Shared Contracts; provided, that any such Shared Contract shall be subject to Section 2.02(f) of this Agreement;

(vii) the Assets listed or described on Schedule 1.01(49)(vii);

(viii) any and all Assets primarily relating to the FOX Business, including the following Assets, but excluding, in each case, the Specified Remainco Assets:

(A) (1) all rights, title and interest in and to the owned real property primarily related to the FOX Business, including those set forth on Schedule 1.01(49)(viii)(A)(1), including, in each case, all land and land improvements, structures, buildings, fixtures, audiovisual, telecommunications and other electronic equipment, components and systems attached to or within the walls of, or otherwise integrated into the structure of, a building, building improvements, and all easements, rights of way and other appurtenances pertaining thereto or accruing to the benefit thereof; and (2) all rights, title and interest in, and to and under the leases or subleases of the real property primarily related to the FOX Business, including those set forth on Schedule 1.01(49)(viii)(A)(2) including, in each case, to the extent provided for in such leases, any land and land improvements, structures, buildings, fixtures, building improvements, and all easements, rights of way and other appurtenances pertaining thereto or accruing to the benefit of the lessee thereunder (the Assets described in this Section 1.01(49)(viii)(A) and/or Section 1.01(49)(iii), collectively, the “FOX Real Property”);

(B) all tangible personal property and interests therein, including machinery, equipment, computer hardware, furniture, fixtures, tools, equipment, vehicles, raw materials, works-in-process, supplies, parts, finished goods and products and other inventories (including any goods, products or other inventories held at any location controlled by a member of either Group or held by a customer on consignment for a member of either Group, any goods, products or other inventories purchased by a member of either Group that are in transit and any goods, products or other inventories sold to or loaned to a customer or third party that are in transit to be returned to a member of either Group), in each case that are used or held for use primarily in the operation or conduct of the FOX Business or that are produced for use or sale by the FOX Business, including those set forth on Schedule 1.01(49)(viii)(B) (the “FOX Tangible Property”);

(C) all accounts and notes receivable in respect of goods or services sold or provided by the FOX Business (including, for the avoidance of doubt, such portion of any accounts and notes receivable of the Remainco Group attributable to goods or services sold or provided by the FOX Business);

(D) all credits, prepaid expenses, rebates, deferred charges, advance payments, security deposits and prepaid items, in each case to the extent they are used or held for use in, or arise out of, the operation or conduct of the FOX Business or the ownership or operation of the FOX Assets (including, for the avoidance of doubt, such portion of any credits, prepaid expenses, rebates, deferred charges, advance payments, security deposits and prepaid items of the Remainco Group to the extent they are used or held for use in, or arise out of, the operation or conduct of the FOX Business or the ownership or operation of the FOX Assets), including those set forth on Schedule 1.01(49)(viii)(D);

(E) all rights, claims, causes of action and credits to the extent relating to any FOX Asset or FOX Liability, including those arising under any guaranty, warranty, indemnity, right of recovery, right of set-off or similar right, including those set forth on Schedule 1.01(49)(viii)(E); provided, for the avoidance of doubt, that nothing in this Section 1.01(49)(viii)(E) shall alter the allocation, as between the Parties, of ownership of Intellectual Property underlying any such rights, claims, causes of action or credits;

(F) all Contracts that are (x) exclusively related to the FOX Business or (y) primarily related to the FOX Business and are not related in any material respect to the Remainco Business, and, in each case (clauses (x) and (y)) any rights or claims arising thereunder, including the Contracts set forth on Schedule 1.01(49)(viii)(F) (the “FOX Contracts”);

(G) all Intellectual Property primarily related to the FOX Business (together with the Intellectual Property described in Section 1.01(49)(v), the “FOX Intellectual Property”), including:

(1) any and all Patents, Patent applications, trade secrets and Software primarily related to (x) a business unit or sub-unit allocated to FOX or (y) the FOX Business (together, clauses (x) and (y) the “FOX Patent Items”), including the Patents and Patent applications set forth on Schedule 1.01(49)(viii)(G)(1);

(2) any and all Copyrights primarily related to (or embodied in), and applications and registrations for Copyrights primarily related to (or embodied in), the Intellectual Property allocated to FOX (the “FOX Copyright Items”), including the Copyrights and registrations and applications for Copyrights set forth on Schedule 1.01(49)(viii)(G)(2);

(3) any and all Trademarks and Trademark registrations and applications primarily related to the FOX Business, and any confusingly similar derivation of any of the foregoing (together with the Fox Marks, the “FOX Trademark Items”), including those Trademarks and Trademark registrations and applications set forth on Schedule 1.01(49)(viii)(G)(3); and

(4) any and all other Intellectual Property primarily related to the FOX Business, including that set forth on Schedule 1.01(49)(viii)(G)(4);

(H) any and all Information Technology Assets primarily related to the FOX Business, including those set forth on Schedule 1.01(49)(viii)(H);

(I) all licenses, permits, registrations, approvals and authorizations primarily related to or primarily used or primarily held for use in connection with the FOX Business which have been issued by any Governmental Entity (the “FOX Permits”), including any licenses, permits, registrations, approvals and authorizations set forth on Schedule 1.01(49)(viii)(I);

(J) (1) all Records primarily relating to the FOX Business and (2) copies of the portions of all Records that relate to, but do not primarily relate to, the FOX Business;

(K) any and all interests in the capital stock of, or other equity interests in, any legal entity that is not a member of the Remainco Group or FOX Group that is primarily related to the FOX Business, including those set forth on Schedule 1.01(49)(viii)(K);

(L) the items set forth on Schedule 1.01(49)(viii)(L); and

(ix) an amount of Cash, which shall not be less than zero, equal to (x) $600,000,000 plus (y) all net Cash generated from and after January 1, 2018 (with, for purposes of this calculation, all intercompany balances of Remainco and its Subsidiaries being deemed to be zero on such date) through the Closing by the FOX Business and FOX Assets (with the calculation of net Cash taking into account (I) the items set forth on Schedule 1.01(49)(ix)(I) to be allocated to Remainco or FOX as set forth therein and (II) an allocation to FOX of (1) 30% of any cash dividends to Remainco’s stockholders declared from and after the date of the Original Disney Merger Agreement until the Distribution, (2) an allocated amount of shared overhead and corporate costs determined by Remainco prior to the Closing and consistent with Remainco’s historical approach to such allocations and (3) 30% of unallocated shared overhead and corporate costs for the period from the date of the Original Disney Merger Agreement until the Distribution (excluding, in the case of clauses (2) and (3), the cash payments set forth on Schedule 1.01(49)(ix)(I), which shall be allocated to FOX or Remainco as set forth therein) (the “FOX Cash Amount”) minus (z) the SpinCo Operational Tax.

(50) “FOX Business” means the following businesses and operations of Remainco or any of its Subsidiaries (whether members of the FOX Group or the Remainco Group):

(i) Remainco’s “Television” segment (as described in Remainco’s Annual Report on Form 10-K for the year ended June 30, 2017);

(ii) the Fox News Channel, Fox Business Network, Big Ten Network, Fox Soccer2Go, Fox Soccer Plus, Fox Sports Racing and domestic national sports networks, including FS1, FS2 and Fox Deportes;

(iii) HTS and Fox College Sports Properties; and

(iv) any and all reasonable extensions of any business or operation described in the foregoing clauses (i), (ii) or (iii), prior to the Distribution.

(51) “FOX Cash Amount” has the meaning assigned to such term in the definition of FOX Assets.

(52) “FOX Contracts” has the meaning assigned to such term in the definition of FOX Assets.

(53) “FOX Contribution” has the meaning assigned to such term in the Tax Matters Agreement.

(54) “FOX Copyright Items” has the meaning assigned to such term in the definition of FOX Assets.

(55) “FOX Employee” has the meaning assigned to such term in the Employee Matters Agreement.

(56) “FOX Financing” means any Indebtedness raised at FOX prior to the Separation pursuant to the Senior Unsecured Bridge Facility Commitment Letter, dated as of December 13, 2017, by and among Goldman Sachs Bank USA, Goldman Sachs Lending Partners LLC and Remainco, including any replacement or refinancing thereof on then-prevailing market terms.

(57) “FOX Group” means FOX and each of its direct and indirect Subsidiaries and Affiliates immediately after the Distribution, including the entities listed on Schedule 1.01(49)(ii)(A), and any corporation or entity that may become part of such Group from time to time, provided that for the purposes of Section 4.10(a), the term “Affiliates” as used in this definition shall be limited to entities and shall not include any natural persons.

(58) “FOX Indemnified Parties” has the meaning assigned to such term in Section 4.03.

(59) “FOX Intellectual Property” has the meaning assigned to such term in the definition of FOX Assets.

(60) “FOX Letter of Credit” has the meaning assigned to such term in Section 2.02(e)(iii).

(61) “FOX Liabilities” means the following Liabilities, whether arising prior to, at or after the Separation (except “FOX Liabilities” shall not include any Liabilities relating to Taxes, which shall be governed exclusively by the Tax Matters Agreement):

(i) any and all Liabilities expressly assumed by the FOX Group pursuant to this Agreement or the Ancillary Agreements, including any obligations and Liabilities of any member of the FOX Group under this Agreement or the Ancillary Agreements;

(ii) any and all Indebtedness pursuant to the FOX Financing and any and all fees, costs and expenses, including legal fees and costs, associated therewith or with the raising or incurrence thereof;

(iii) any and all costs, fees and expenses, including legal fees and costs, incurred in connection with the formation and listing of FOX that are incurred or payable by any member of the Remainco Group or FOX Group;

(iv) any and all Liabilities primarily related to the FOX Business and/or FOX Assets (other than FOX Assets described in clause (ii)(A) of the definition thereof unless such Liabilities would otherwise constitute FOX Liabilities and excluding the Specified Remainco Liabilities), including:

(A) any and all Liabilities primarily relating to, arising out of or resulting from any Proceedings primarily related to the FOX Business or any FOX Assets (other than FOX Assets described in clause (ii)(A) of the definition thereof unless such Liabilities would otherwise constitute FOX Liabilities), including such Proceedings listed on Schedule 1.01(61)(iv)(A);

(B) any and all Liabilities arising under any of the FOX Contracts;

(C) any and all Environmental Liabilities primarily related to the FOX Business or the FOX Assets (other than FOX Assets described in clause (ii)(A) of the definition thereof unless such Liabilities would otherwise constitute FOX Liabilities), including those set forth on Schedule 1.01(61)(iv)(C); and

(D) any and all accounts payable primarily related to the FOX Business or the FOX Assets (other than FOX Assets described in clause (ii)(A) of the definition thereof unless such Liabilities would otherwise constitute FOX Liabilities);

(v) any and all Liabilities relating to, arising out of or resulting from any untrue statement or alleged untrue statement of material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Registration Statement or Information Statement;

(vi) any and all Liabilities relating to, arising out of or resulting from any stockholder or securities litigation, and the administration thereof, to the extent relating to the Registration Statement or the Information Statement; and

(vii) the Liabilities set forth on Schedule 1.01(61)(vii);

provided, however, that FOX Liabilities shall not include any Specified Remainco Liability.

(62) “Fox Marks” has the meaning assigned to such term in the definition of FOX Assets.

(63) “FOX Patent Items” has the meaning assigned to such term in the definition of FOX Assets.

(64) “FOX Permits” has the meaning assigned to such term in the definition of FOX Assets.

(65) “FOX Real Property” has the meaning assigned to such term in the definition of FOX Assets.

(66) “FOX Shared Contracts” means any and all Shared Contracts that are (i) primarily related to the FOX Business (but excluding the Specified Remainco Shared Contracts) including those set forth on Schedule 1.01(66)(i) and (ii) the Shared Contracts set forth on Schedule 1.01(66)(ii) (the Shared Contracts described in this clause (ii), the “Specified FOX Shared Contracts”).

(67) “FOX Shared Digital Platform” means any Digital Platform that (i) is primarily related to the FOX Business or set forth on Schedule 1.01(49)(vii) and (ii) contains video assets pertaining to both the Remainco Business and the FOX Business.

(68) “FOX Shared Platform Consumer” has the meaning set forth on Schedule 1.01(68).

(69) “FOX Tangible Property” has the meaning assigned to such term in the definition of FOX Assets.

(70) “FOX Trademark Items” has the meaning assigned to such term in the definition of FOX Assets.

(71) “Governmental Approvals” means any notices, reports or other filings to be given to or made with, or any releases, Consents, substitutions, approvals, amendments, registrations, permits or authorizations to be obtained from, any Governmental Entity.

(72) “Governmental Entity” means any domestic, foreign or transnational governmental, competition or regulatory authority, court, arbitral tribunal agency, commission, body or other legislative, executive or judicial governmental entity or self-regulatory agency.

(73) “Group” means the Remainco Group and/or the FOX Group, as the context requires.

(74) “Guaranty Obligation” has the meaning assigned to such term in Section 2.02(e)(i).

(75) “Hazardous Substances” means any and all (i) petroleum or petroleum products or byproduct, radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls and chlorinated solvents, and (ii) materials, wastes, chemicals or substances (or combination thereof) that are listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil or words of similar meaning or effect or otherwise regulated under Environmental Law.

(76) “Holdco” has the meaning assigned to such term in the Recitals hereto.

(77) “Holdco Common Stock” has the meaning assigned to such term in the Disney Merger Agreement.

(78) “Hook Stock” has the meaning assigned to such term in the Disney Merger Agreement.

(79) “Indebtedness” means, with respect to any Person, without duplication, all obligations or undertakings by such Person (i) for borrowed money (including deposits or advances of any kind to such Person); (ii) evidenced by bonds, debentures, notes or similar instruments; (iii) for capitalized leases or to pay the deferred and unpaid purchase price of property or equipment; (iv) pursuant to securitization or factoring programs or arrangements; (v) pursuant to guarantees and arrangements having the economic effect of a guarantee of any Indebtedness of any other Person (other than between or among members of a Group); (vi) to maintain or cause to be maintained the financing or financial position of others; (vii) net cash payment obligations of such Person under swaps, options, derivatives and other hedging Contracts or arrangements that will be payable upon termination thereof (assuming termination on the date of determination) or (viii) letters of credit, bank guarantees, and other similar Contracts or arrangements entered into by or on behalf of such Person to the extent they have been drawn upon; provided that “Indebtedness” shall not include any profit participation rights, film or television financing partnerships, contractual arrangements for film or television financing or Programming Liabilities.

(80) “Indemnified Party” has the meaning assigned to such term in Section 4.03.

(81) “Indemnifying Party” means FOX, for any indemnification obligation arising under Section 4.02, and Remainco, for any indemnification obligation arising under Section 4.03.

(82) “Information” means all information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including confidential or non-public information (including non-public financial information), trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory Law and common law) and other proprietary information, studies, reports, Records, books, accountants’ work papers, contracts, instruments, surveys, discoveries, ideas, concepts, processes, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, methodologies, prototypes, samples, flow charts, data, computer data, broadcast and IT network topology and schematics, information contained in disks, diskettes, tapes, computer programs or other Software, marketing plans, consumer data, communications by or to attorneys (including attorney work product), memos and other materials prepared by attorneys and accountants or under their direction (including attorney work product), other technical, financial, legal, employee or business information or data, information with respect to competitors, strategic plans, passwords, access codes, encryption keys, inventions, research, development, content under development, policies and procedures, consumer and guest information, information or plans regarding future projects, products or services, projects, products or services under consideration, customer relationship information, business plans or opportunities, internal or external audits, lawsuits, regulatory compliance and company telephone or e-mail directories.

(83) “Information Statement” means the information statement of FOX, included as Exhibit 99.1 to the Registration Statement, distributed to holders of Remainco common stock in connection with the Distribution, including any amendments or supplements thereto.

(84) “Information Technology” means computers, Software, code, websites, applications, databases, hardware, firmware, middleware, servers, workstations, networks, public IPv4 and IPv6 addresses, systems, routers, hubs, switches, data communications lines and all other information technology equipment and associated documentation.

(85) “Intellectual Property” means all intellectual property and other similar proprietary rights of every kind and description throughout the universe, whether registered or unregistered, including such rights in and to United States and foreign: (i) trademarks, trade dress, service marks, certification marks, logos, slogans, design rights, symbols, characters, names, titles, trade names and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (collectively, “Trademarks”); (ii) patents and patent applications, and any and all divisionals, continuations, continuations-in-part, reissues, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, certificates of invention, certificates of registration, design registrations or patents and similar rights (collectively, “Patents”); (iii) rights in inventions, invention disclosures, discoveries and improvements, whether or not patentable; (iv) Copyrights; (v) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory Law and common law), proprietary rights in other Information, and rights to limit the use or disclosure of any of the foregoing by any Person; (vi) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, application programming interfaces, compilations and data, and all documentation and specifications related to any of the foregoing (collectively, “Software”) and rights in technology supporting any of the foregoing; (vii) domain names, uniform resource locators, and usernames, account names and identifiers (whether textual, graphic, pictorial or otherwise), and sub-domain names and personal URL’s used or acquired in connection with a third party website; (viii) social media accounts, identifiers, handles and tags; (ix) moral rights and rights of attribution and integrity; (x) rights of publicity, privacy, and rights to personal information; (xi) all rights in the foregoing and in other similar intangible assets; (xii) all applications and registrations for the foregoing; and (xiii) all rights and remedies against past, present, and future infringement, misappropriation, or other violation thereof.

(86) “Intergroup Agreement” means any Contract (excluding this Agreement and the Ancillary Agreements), whether or not in writing, between or among any member of the FOX Group, on the one hand, and any member of the Remainco Group, on the other hand.

(87) “Intergroup Indebtedness” means any intercompany receivables, payables, accounts, advances, loans, guarantees, commitments and indebtedness for borrowed funds between a member of the Remainco Group and a member of the FOX Group as of the Distribution; provided, that “Intergroup Indebtedness” shall not include (i) any intercompany trade receivables or payables, (ii) contingent Liabilities arising pursuant to (A) any Intergroup Agreement that will survive the Separation and Distribution or (B) the Ancillary Agreements, (iii) any of the foregoing pursuant to any agreement set forth on Schedule 1.01 (87)(iii) or any agreement entered into in the ordinary course of business following the Distribution.

(88) “Intergroup Leases” means the leases, subleases and other occupancy agreements between or among members of the Remainco Group, on the one hand, and the FOX Group, on the other hand, set forth on Schedule 1.01(88).

(89) “Law” means any applicable foreign, federal, national, state, provincial or local law (including common law), statute, ordinance, rule, regulation, code or other requirement enacted, promulgated, issued or entered into, or act taken, by a Governmental Entity.

(90) “Liabilities” means all debts, liabilities, obligations, responsibilities, losses, damages (whether direct, indirect, compensatory, punitive, consequential, exemplary, treble, special, incidental or awarded based on any other theory (including loss of profits or revenue)), fines, penalties and sanctions, absolute or contingent, matured or unmatured, reserved or unreserved, liquidated or unliquidated, foreseen or unforeseen, on or off balance sheet, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, whenever arising, including those arising under or in connection with any Law (including any Environmental Law), any other pronouncements of Governmental Entities constituting a Proceeding, any order or consent decree of any Governmental Entity, any legally-binding settlement or any award of any arbitration tribunal, and those arising under any Contract, agreement, guarantee, commitment or undertaking, whether sought to be imposed by a Governmental Entity, private party, or a Party, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, and including any costs, expenses, interest, attorneys’ fees, disbursements and expense of counsel, expert and consulting fees, fees of third party administrators, and costs related thereto or to the investigation or defense thereof.

(91) “Litigation Matters” has the meaning assigned to such term in Section 6.08(b).

(92) “Loss” means any Liabilities, cost or expenses, including fees and expenses of counsel (whether or not arising out of, relating to or in connection with any Proceedings).

(93) “Merger Subs” has the meaning assigned to such term in the Recitals hereto.

(94) “Mergers” has the meaning assigned to such term in the Recitals hereto.

(95) “Nasdaq” means the Nasdaq Global Select Market.

(96) “New Contract” has the meaning assigned to such term in Section 2.02(f)(i).

(97) “Notice Recipient” has the meaning assigned to such term in Section 2.02(f)(v).

(98) “New RSN Owner” has the meaning assigned to such term in Section 11.01.

(99) “Non-Authenticated Consumer” means a consumer of a Digital Platform who is not an Authenticated Consumer.

(100) “Notifying Party” has the meaning assigned to such term in Section 2.02(f)(v).

(101) “NYSE” means the New York Stock Exchange.

(102) “Partial Assignment” has the meaning assigned to such term in Section 2.02(f)(i).

(103) “Parties” has the meaning assigned to such term in the Preamble hereto.

(104) “Patents” has the meaning assigned to such term in the definition of Intellectual Property.

(105) “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(106) “Pre-Distribution Retention Policy” means the 21st Century Fox Records Management Policy, Effective Date: July 2013 and the Records Retention Schedule thereto.

(107) “Privileged Information” has the meaning assigned to such term in Section 6.08(a).

(108) “Proceeding” means any claim, demand, action, cause of action, suit, countersuit, arbitration, litigation, inquiry, subpoena, proceeding or investigation by or before any court, grand jury, Governmental Entity or any arbitration or mediation tribunal or authority.

(109) “Programming Liabilities” means all obligations incurred in the ordinary course of business consistent with past practice to finance, produce, distribute, acquire, market, license, syndicate, publish, transmit or otherwise Exploit print, audio, visual and other content and information available for publication, distribution, broadcast, transmission or any other form of delivery for Exploitation on any form of media or medium of communication, whether now known or hereafter discovered or created, other than any such obligations for borrowed money or guarantees of borrowed money.

(110) “Record Retention Release Date” has the meaning assigned to such term in Section 6.04(a).

(111) “Records” means all books, records and other documents, books of account, stock records and ledgers, financial, accounting, human resources and personnel records, files, invoices, customers’ and suppliers’ lists, other distribution lists, operating, production and other manuals and sales and promotional literature, in all cases, in any form or medium.

(112) “Registration Statement” means the Registration Statement on Form 10 of FOX (which includes the Information Statement) relating to the registration under the Exchange Act of FOX common stock, including all amendments or supplements thereto.

(113) “Related Claims” means a claim or claims against a Remainco insurance policy or reserve made by each of Remainco and/or its insured parties, on the one hand, or FOX and/or its insured parties, on the other hand, filed in connection with Losses suffered by each of Remainco (and/or its insured parties) and FOX (and/or its insured parties) arising out of the same underlying transactions or events.

(114) “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment.

(115) “Remainco” has the meaning assigned to such term in the Preamble hereto.

(116) “Remainco Assets” means any and all of Remainco’s or any of its Subsidiaries’ (including the members of the FOX Group and the members of the Remainco Group) right, title and interest in and to, immediately prior to the Distribution, all Assets (including the Specified Remainco Assets) other than the FOX Assets (except “Remainco Assets” shall not include Assets relating to Taxes, which shall be governed exclusively by the Tax Matters Agreement).

(117) “Remainco Business” means any and all businesses and operations of Remainco or any of its Subsidiaries (including the members of the FOX Group and the members of the Remainco Group) as conducted immediately prior to the Distribution, other than the FOX Business.

(118) “Remainco Employees” has the meaning assigned to such term in the Employee Matters Agreement.

(119) “Remainco Group” means Remainco and each of its direct and indirect Subsidiaries and Affiliates immediately after the Distribution (the “Initial Remainco Group”), and any corporation or other entity that is or may become part of such Group from time to time after the Distribution, provided that for the purposes of Section 4.10(b), the term “Affiliates” as used in this definition shall be limited to entities and shall not include any natural persons, and provided, further, that for the purposes of Section 4.10, Section 5.03 and Section 6.08, Remainco Group shall not include Disney or any of its direct or indirect Subsidiaries as of immediately prior to the effective time of the Wax Merger (unless such entity becomes a successor of a member of the Initial Remainco Group).

(120) “Remainco Indemnified Parties” has the meaning assigned to such term in Section 4.02.

(121) “Remainco Leased Real Property” has the meaning assigned to such term in the definition of Specified Remainco Assets.

(122) “Remainco Liabilities” means any and all Liabilities of Remainco or any of its Subsidiaries (including the members of the FOX Group and the members of the Remainco Group), in each case whether arising prior to, on or after the Distribution (including the Specified Remainco Liabilities), and in each case, other than the FOX Liabilities (except “Remainco Liabilities” shall not include Liabilities relating to Taxes, which shall be governed exclusively by the Tax Matters Agreement).

(123) “Remainco Overpayment Amount” has the meaning assigned to such term in Section 2.02(i)(iii).

(124) “Remainco Owned Real Property” has the meaning assigned to such term in the definition of Specified Remainco Assets.

(125) “Remainco Real Property” has the meaning assigned to such term in the definition of Specified Remainco Assets.

(126) “Remainco Shared Platform Consumer Data” has the meaning set forth on Schedule 1.01(126).

(127) “Remainco Stockholders Meeting” has the meaning assigned to such term in the Recitals hereto.

(128) “Remainco Underpayment Amount” has the meaning assigned to such term in Section 2.02(i)(iv).

(129) “Representatives” has the meaning assigned to such term in Section 6.07(b).

(130) “Review Committee” shall mean a committee of four individuals, two of which shall be designated by FOX (and shall be senior executives thereof) and two of which shall be designated by Remainco (and shall be senior executives of the ultimate parent company of Remainco), the initial members of which are set forth on Schedule 1.01(130).

(131) “RSN Divestiture Assets” shall mean the Divestiture Assets as defined in the Proposed Final Judgment filed in the DOJ Settlement filed with the federal district court in the Southern District of New York (Case No. 18-cv-05800).

(132) “RSN License” means the RSN license agreement, dated as of [•], by and between Remainco and FOX.

(133) “RSN Shared Digital Platform” means any FOX Shared Digital Platform that contains sports content of any Remainco regional sports network.

(134) “RSN Shared Platform Consumer Data” has the meaning set forth on Schedule 1.01(134).

(135) “Securities Act” means the United States Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

(136) “Separation” has the meaning assigned to such term in the Recitals hereto.

(137) “Shared Affiliation Agreement” means any Contract for U.S. domestic direct to consumer offerings and/or U.S. domestic Affiliation Agreements (as defined in the Disney Merger Agreement) for video programming services with bundled fee payments related to both the Remainco Business and the FOX Business in which such bundled fee payments extend past the Distribution, including, for the avoidance of doubt, any portion of any such Contract for U.S. domestic direct to consumer offerings and/or U.S. domestic Affiliation Agreements (as defined in the Disney Merger Agreement) for video programming services that has previously been partially assigned to a member of the Remainco Group or the FOX Group in any respect but continues to contain bundled fee provisions that are applicable past the Distribution.

(138) “Shared Contract” means any Contract of any member of the FOX Group or Remainco Group that, as of the Distribution, relates in any material respect to both the FOX Business, on the one hand, and the Remainco Business, on the other hand (including licenses of Intellectual Property) in respect of rights or performance obligations for periods of time after the Distribution.

(139) “Shared Litigation Controlling Party” has the meaning assigned to such term in Section 4.05(h).

(140) “Shared Litigation Non-Controlling Party” has the meaning assigned to such term in Section 4.05(h).

(141) “Software” has the meaning assigned to such term in the definition of Intellectual Property.

(142) “Specified FOX Shared Contracts” has the meaning set forth in the definition of FOX Shared Contracts.

(143) “Specified Remainco Assets” means any and all of Remainco’s or any of its Subsidiaries’ (including the members of the FOX Group and the members of the Remainco Group) right, title and interest in and to, immediately prior to the Distribution, the following Assets (except “Specified Remainco Assets” shall not include Assets relating to Taxes, which shall be governed exclusively by the Tax Matters Agreement):

(i) any and all rights and interests of the Remainco Group pursuant to this Agreement or the Ancillary Agreements;

(ii) (A) all interests in the capital stock of, or any other equity interests in the members of the Remainco Group and FOX, including those set forth on Schedule 1.01(143)(ii)(A) and (B) all interests in the capital stock of, or any other equity interests in the legal entities listed on Schedule 1.01(143)(ii)(B), including in each case (clauses (A) and (B)) any and all rights related thereto;

(iii) (A) all rights, title and interest in and to the owned real property set forth on Schedule 1.01(143)(iii)(A), including, in each case, all land and land improvements, structures, buildings, fixtures, audiovisual, telecommunications and other electronic equipment, components and systems attached to or within the walls of, or otherwise integrated into the structure of, a building, building improvements, and all easements, rights of way and other appurtenances pertaining thereto or accruing to the benefit thereof (collectively, the “Remainco Owned Real Property”); and (B) all rights, title and interest in, and to and under the leases or subleases of the real property set forth on Schedule 1.01(143)(iii)(B) including, in each case, to the extent provided for in such leases, any land and land improvements, structures, buildings, fixtures, audiovisual, telecommunications and other electronic equipment, components and systems attached to or within the walls of, or otherwise integrated into the structure of, a building, building improvements, and all easements, rights of way and other appurtenances pertaining thereto or accruing to the benefit of the lessee thereunder (collectively, the “Remainco Leased Real Property”, and together with the Remainco Owned Real Property, the “Remainco Real Property”);

(iv) the Shared Contracts listed or described on Schedule 1.01(143)(iv) (the “Specified Remainco Shared Contracts”); provided, that any such Shared Contract shall be subject to Section 2.02(f) of this Agreement;

(v) all Contracts that are (x) exclusively related to the Remainco Business or (y) primarily related to the Remainco Business and do not relate in any material respect to the FOX Business, and, in each case (clauses (x) and (y)), any rights or claims arising thereunder, including the Contracts set forth on Schedule 1.01(143)(v) (the “Specified Remainco Contracts”); and

(vi) the Assets listed or described on Schedule 1.01(143)(vi).

(144) “Specified Remainco Liabilities” means the following Liabilities of Remainco or any of its Subsidiaries (including the members of the FOX Group and the members of the Remainco Group), in each case whether arising prior to, on or after the Distribution (except “Specified Remainco Liabilities” shall not include Liabilities relating to Taxes, which shall be governed exclusively by the Tax Matters Agreement):

(i) any and all Liabilities expressly assumed by the Remainco Group pursuant to this Agreement or the Ancillary Agreements, including any obligations and Liabilities of any member of the Remainco Group under this Agreement or the Ancillary Agreements;

(ii) any and all third party Indebtedness for borrowed money (except for the FOX Financing and the FOX Letter of Credit) and any and all fees, costs and expenses, including legal fees and costs, associated therewith or with the raising or incurrence thereof;

(iii) any and all Liabilities relating to, arising out of or resulting from any indemnification obligations to any current or former director or officer of the Remainco Group;

(iv) any and all Liabilities primarily related to the Remainco Assets (other than such Liabilities described in clauses (i), (ii), (iii), (v), (vi) or (vii) of the definition of FOX Liabilities);

(v) any and all Liabilities relating to, arising out of or resulting from any discontinued or divested businesses or operations of Remainco and its Subsidiaries (including the members of the FOX Group and the members of the Remainco Group), including those set forth on Schedule 1.01(144)(v) (except (x) as otherwise assumed by the FOX Group pursuant to the Employee Matters Agreement and (y) the Liabilities set forth on Schedule 1.01(61)(vii));

(vi) any and all Liabilities primarily relating to, arising out of or resulting from the Specified Remainco Contracts;

(vii) any and all Liabilities primarily relating to, arising out of or resulting from Remainco’s securities filings, the maintenance of Remainco’s books and records, Remainco’s corporate compliance and other corporate-level actions and oversight of Remainco; and

(viii) the Liabilities set forth on Schedule 1.01(144)(viii);

provided that, for the avoidance of doubt, in no case shall any Specified Remainco Liabilities include any Liabilities set forth on Schedule 1.01(61)(vii) (other than the Liability set forth on Schedule 1.01(144)(ix)).

(145) “Specified Remainco Shared Contracts” has the meaning set forth in the definition of Specified Remainco Assets.

(146) “Specified Sections” has the meaning assigned to such term in Section 11.01.

(147) “SpinCo Entities” has the meaning assigned to such term in Section 11.02.

(148) “SpinCo Operational Tax” has the meaning assigned to such term in the Disney Merger Agreement.

(149) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

(150) “Surviving Intergroup Agreement” has the meaning set forth on Schedule 2.02(c).

(151) “Tax” or “Taxes” has the meaning assigned to such term in the Tax Matters Agreement.

(152) “Tax Matters Agreement” means the tax matters agreement, dated as of [•], by and among Remainco, FOX and Disney.

(153) “Terminating Intergroup Agreement” has the meaning set forth on Schedule 2.02(c).

(154) “Third Party Claim” has the meaning assigned to such term in Section 4.05(a).

(155) “Third Party Proceeds” has the meaning assigned to such term in Section 4.04(a).

(156) “Trademark License Agreement” means the trademark license agreement, dated as of [•], by and among Remainco, FOX and Disney.

(157) “Trademarks” has the meaning assigned to such term in the definition of Intellectual Property.

(158) “Transition Services Agreement” means the transition services agreement, dated as of [•], by and between Remainco and FOX.

(159) “Unrelated Claims” means a claim or claims against a Remainco insurance policy or reserve made by each of Remainco and/or its insured parties, on the one hand, or FOX and/or its insured parties, on the other hand, filed in connection with Losses suffered by each of Remainco (and/or its insured parties) and FOX (and/or its insured parties) arising out of unrelated and separate transactions or events.

(160) “Wax Merger” has the meaning assigned to such term in the Recitals hereto.

(161) “Wax Sub” has the meaning assigned to such term in the Recitals hereto.

ARTICLE II

THE SEPARATION

Section 2.01 In General; Dividend. Prior to the Distribution, (a) the Parties shall cause the Separation to be completed, and shall, and shall cause their respective Subsidiaries to, execute all such instruments, assignments, documents and other agreements necessary to effect the foregoing and (b) FOX shall pay to Remainco the Dividend.

Section 2.02 The Separation and Related Transactions. (a) (i) Prior to the Distribution and subject to the terms of this Agreement and the Ancillary Agreements, the Parties shall, and shall cause their respective Subsidiaries to (x) execute such instruments of assignment, transfer and conveyance, including bills of sale, deeds and the Intergroup Leases (in each case, in a form that is consistent with the terms and conditions of this Agreement and the Ancillary Agreements, that allows for the recordation or register of the transfer of title in each applicable jurisdiction, if required by applicable Law, and in the case of deeds, in the form of quitclaim deeds or the jurisdictional equivalent) and take such other corporate actions as are necessary to (A) transfer to one or more members of the FOX Group all of the right, title and interest of the Remainco Group in and to all FOX Assets and (B) transfer to one or more members of the Remainco Group all of the right, title and interest of the FOX Group in and to all Remainco Assets and (y) take all actions as are necessary to (A) cause one or more members of the FOX Group to assume (or, as applicable, retain) all of the FOX Liabilities and (B) cause one or more members of the Remainco Group to assume (or, as applicable, retain) all Remainco Liabilities. With regards to the transfers described in the preceding sentence, the Parties shall cooperate and use their respective commercially reasonable efforts to obtain the necessary Consents or Governmental Approvals to effectuate such transfers. Notwithstanding anything to the contrary herein, this Agreement and the Ancillary Agreements do not purport to transfer any insurance policy.

(ii) Pursuant to the Separation and unless otherwise set forth in this Agreement (including Section 2.02(f) of this Agreement) or any Ancillary Agreement, FOX, or a member of the FOX Group, (x) shall be the sole owner, and shall have exclusive right, title and interest in and to, all FOX Assets and (y) shall be solely liable for, and shall faithfully perform, fulfill and discharge fully in due course, all of the FOX Liabilities in accordance with their respective terms. Pursuant to the Separation and unless otherwise set forth in this Agreement or any Ancillary Agreement, Remainco, or a member of the Remainco Group, (X) shall be the sole owner, and shall have exclusive right, title and interest in and to, all Remainco Assets and (Y) shall remain and be solely liable for, and shall faithfully perform, fulfill and discharge fully in due course, all of the Remainco Liabilities in accordance with their respective terms. Unless otherwise set forth in this Agreement (including Section 2.02(f) of this Agreement) or any Ancillary Agreement, from and after the Distribution, FOX or a member of the FOX Group shall be solely responsible for all FOX Liabilities and Remainco or a member of the Remainco Group shall be solely responsible for all Remainco Liabilities, regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to, on or subsequent to the Distribution, regardless of where or against whom such Liabilities are asserted or determined (including any Liabilities arising out of claims made by Remainco’s or FOX’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Remainco Group or the FOX Group, as the case may be) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud, misrepresentation or otherwise.

(b) Delayed Transfer of Assets or Liabilities. (i) To the extent that the assignment, assumption or transfer of Assets or Liabilities pursuant to Section 2.02(a) shall not have been consummated as of the Distribution, whether by their terms, by the terms of this Agreement, or by operation of Law (and whether as a result of the failure to obtain any required Consent from any Person (including any and all Governmental Approvals) or otherwise) (any such Asset or Liability, a “Delayed Transfer Asset” or a “Delayed Transfer Liability”) and subject to the terms of any Ancillary Agreements, Remainco and FOX thereafter shall, and shall cause the members of their respective Groups to, use commercially reasonable efforts to obtain any such Consent necessary to consummate the assignment, assumption or transfer of Assets or Liabilities pursuant to this Section 2.02, in each case, in consultation with Disney. Upon obtaining the requisite Consent, unless otherwise provided in any Ancillary Agreement, such

Delayed Transfer Asset or Delayed Transfer Liability shall be transferred and assigned to the appropriate Party hereunder without additional consideration therefor; provided, however, that, except as otherwise expressly provided herein, neither Remainco or any of its Affiliates nor FOX or any of its Affiliates shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party with respect to any Delayed Transfer Asset or Delayed Transfer Liability.

(ii) In the event and to the extent that, prior to the Distribution, any Consent necessary to consummate the assignment, assumption or transfer of any Delayed Transfer Asset or Delayed Transfer Liability to the FOX Group has not been obtained, then following the Distribution and until such Delayed Transfer Asset or Delayed Transfer Liability is transferred or assigned to the FOX Group pursuant to this Section 2.02(b), Remainco shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to, in each case, subject to the terms of the Ancillary Agreements, (A) continue to hold and (to the extent that FOX or its designee is unable to operate or administer, as applicable, such Delayed Transfer Asset or Delayed Transfer Liability directly, which the parties agree shall be their mutual priority and preference) operate, administer or treat, as applicable, such Delayed Transfer Asset or Delayed Transfer Liability in all material respects in the ordinary course of business consistent with past practice and taking into account the transactions contemplated by this Agreement (or otherwise pursuant to reasonable and equitable alternative arrangements designed to place the Parties in the same position as if such Delayed Transfer Asset or Delayed Transfer Liability had been transferred or assumed prior to or at the Distribution, which alternative arrangements the Parties agree to use commercially reasonable efforts to develop prior to, and enter into as of, the date of the Distribution), (B) cooperate in any arrangement, reasonable and lawful as to the Remainco Group and the FOX Group, designed to provide to the FOX Group the benefits arising under such Delayed Transfer Asset or to cause the FOX Group to pay (or reimburse to the Remainco Group) all amounts paid or incurred in respect of such Delayed Transfer Liability, including accepting such reasonable direction as FOX shall request of Remainco; (C) enforce at FOX’s request, or allow the FOX Group to enforce in a commercially reasonable manner, any rights of Remainco or its Subsidiaries under such Delayed Transfer Asset or Delayed Transfer Liability against the other party or parties thereto; (D) not waive any rights related to such Delayed Transfer Asset or Delayed Transfer Liability to the extent related to the FOX Business; (E) not terminate (or consent to be terminated by the counterparty) any Contract that constitutes a Delayed Transfer Asset except in connection with the expiration of such Contract in accordance with its terms; (F) not amend, modify or supplement any Contract that constitutes a Delayed Transfer Asset; and (G) provide written notice to FOX as soon as reasonably practicable (and in no event later than five (5) Business Days following receipt) after receipt of any formal notice of breach received from a counterparty to any Contract that constitutes a Delayed Transfer Asset; provided, that the costs, expenses and Liabilities incurred by Remainco or its Affiliates at FOX’s request or in connection with the performance by Remainco or its Affiliates of its obligations under this Section 2.02(b)(ii) shall be borne solely by the FOX Group to the extent not related to or arising out of the gross negligence, fraud or willful misconduct of Remainco or its Affiliates. Subject to the terms of this Agreement and the Ancillary Agreements, Remainco shall, and shall cause its Subsidiaries to, without further consideration therefor, pay and remit to FOX promptly all monies, rights and other consideration received in respect of any Delayed Transfer Asset. Subject to the terms of this Agreement and the Ancillary Agreements, to the extent permitted by Law, FOX shall pay, perform and discharge fully (including by prompt reimbursement to Remainco), promptly when due, all of the obligations of Remainco or its Subsidiaries in respect of the performance of their obligations pursuant to this Section 2.02(b)(ii). Notwithstanding the fact that any Delayed Transfer Asset under this Section 2.02(b)(ii) continues to be held by Remainco (or the Remainco Group), FOX shall be responsible for all FOX Liabilities related thereto and shall indemnify the Remainco Indemnified Parties for all Losses arising out of any actions (or omissions to act) (1) of FOX and its Subsidiaries and of Remainco or any of its Affiliates arising out of such performance by FOX and its Subsidiaries or any Remainco Indemnified Party, respectively, or (2) taken by any Remainco Indemnified Party at the direction of FOX or any of its Subsidiaries, except, in the case of clause (1) and clause (2), to the extent arising out of or resulting from the gross negligence, fraud or willful misconduct in respect of such performance by such Remainco Indemnified Party (for which Remainco shall indemnify FOX).

(iii) In the event and to the extent that, prior to the Distribution, any Consent necessary to consummate the assignment, assumption or transfer of any Delayed Transfer Asset or Delayed Transfer Liability to the Remainco Group has not been obtained, then following the Distribution and until such Delayed Transfer Asset or Delayed Transfer Liability is transferred or assigned to the Remainco Group pursuant to this Section 2.02(b), FOX shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to, in each case, subject to the terms of the Ancillary Agreements, (A) continue to hold and (to the extent that Remainco or its designee is unable to operate or administer, as applicable, such Delayed Transfer Asset or Delayed Transfer Liability directly, which the parties agree shall be their mutual priority and preference) operate, administer or treat, as applicable, such Delayed Transfer Asset or Delayed Transfer Liability in all material respects in the ordinary course of business consistent with past practice and taking into account the transactions contemplated by this Agreement (or otherwise pursuant to reasonable and equitable alternative arrangements designed to place the Parties in the same position as if such Delayed Transfer Asset or Delayed Transfer Liability had been transferred or assumed prior to or at the Distribution, which alternative arrangements the Parties agree to use commercially reasonable efforts to develop prior to, and enter into as of, the date of the Distribution), (B) cooperate in any arrangement, reasonable and lawful as to the Remainco Group and the FOX Group, designed to provide to the Remainco Group the benefits arising under such Delayed Transfer Asset or to cause the Remainco Group to pay (or reimburse to the FOX Group) all amounts paid or incurred in respect of such Delayed Transfer Liability, including accepting such reasonable direction as Remainco shall request of FOX; (C) enforce at Remainco’s request, or allow the Remainco Group to enforce in a commercially reasonable manner, any rights of FOX or its Subsidiaries under such Delayed Transfer Asset or Delayed Transfer Liability against the other party or parties thereto; (D) not waive any rights related to such Delayed Transfer Asset or Delayed Transfer Liability to the extent related to the Remainco Business; (E) not terminate (or consent to be terminated by the counterparty) any Contract that constitutes a Delayed Transfer Asset except in connection with the expiration of such Contract in accordance with its terms; (F) not amend, modify or supplement any Contract that constitutes a Delayed Transfer Asset; and (G) provide written notice to Remainco as soon as reasonably practicable (and in no event later than five (5) Business Days following receipt) after receipt of any formal notice of breach received from a counterparty to any Contract that constitutes a Delayed Transfer Asset; provided, that the costs, expenses and Liabilities incurred by FOX or its Affiliates at Remainco’s request or in connection with the performance by FOX or its Affiliates of its obligations under this Section 2.02(b)(iii) shall be borne solely by the Remainco Group to the extent not related to or arising out of the gross negligence, fraud or willful misconduct of FOX or its Affiliates. Subject to the terms of this Agreement and the Ancillary Agreements, FOX shall, and shall cause its Subsidiaries to, without further consideration therefor, pay and remit to Remainco promptly all monies, rights and other consideration received in respect of any Delayed Transfer Asset. Subject to the terms of this Agreement and the Ancillary Agreements, to the extent permitted by Law, Remainco shall pay, perform and discharge fully (including by prompt reimbursement to FOX), promptly when due, all of the obligations of FOX or its Subsidiaries in respect of the performance of their obligations pursuant to this Section 2.02(b)(iii). Notwithstanding the fact that any Delayed Transfer Asset under this Section 2.02(b)(iii) continues to be held by FOX (or the FOX Group), Remainco shall be responsible for all Remainco Liabilities related thereto and shall indemnify the FOX Indemnified Parties for all Losses arising out of any actions (or omissions to act) (1) of Remainco and its Subsidiaries and of FOX or any of its Affiliates arising out of such performance by Remainco and its Subsidiaries or any FOX Indemnified Party, respectively, or (2) taken by any FOX Indemnified Party at the direction of Remainco or any of its Subsidiaries, except, in the case of clause (1) and clause (2), to the extent arising out of or resulting from the gross negligence, fraud or willful misconduct in respect of such performance by such FOX Indemnified Party (for which FOX shall indemnify Remainco).

(iv) Notwithstanding anything else set forth in this Section 2.02(b), (A) neither Remainco nor any of its Subsidiaries shall be required by this Section 2.02(b) to take any action that may, in the good faith judgment of Remainco or such Subsidiary, (x) result in a violation of any obligation which Remainco or any such Subsidiary has to any third party or (y) violate applicable Law and (B) neither FOX nor any other of its Subsidiaries shall be required by this Section 2.02(b) to take any action that may, in the good faith judgment of FOX or such Subsidiary, (x) result in a violation of any obligation which FOX or any such Subsidiary has to any third party or (y) violate applicable Law.

(v) The failure to obtain a Consent shall not in and of itself constitute a breach of this Agreement; provided, that the foregoing shall not preclude consideration of a Party’s efforts in pursuing such Consent for purposes of determining compliance with this Section 2.02(b).

(vi) From and after the Distribution, each Party shall, and shall cause the members of each such Party’s Group to, (i) treat for all applicable Tax purposes any Delayed Transfer Asset or Delayed Transfer Liability as owned by the member of the Group to which such Asset or Liability was intended to be transferred, and (ii) neither report nor take any Tax position inconsistent with such treatment (unless required by applicable Law).

(vii) From and after the Distribution, each Party shall have the right to audit the other Party with respect to any Delayed Transfer Assets and any Delayed Transfer Liabilities as follows:

(1) On at least 30 days’ prior written notice to the other Party, a certified public accounting firm in the United States of international recognition, selected by mutual agreement of the Parties, shall represent the requesting Party and may inspect, make copies of, and otherwise audit the applicable member of the other Party’s books and records at the offices of such member of the other Party during regular business hours solely as necessary to review the payment and remittance of any and all monies, rights and other consideration received or the amount paid by a Party on behalf of the other Party, in each case, in respect of the performance of each Parties’ obligations under this Section 2.02(b). All costs and expenses of the accounting firm shall be the responsibility of the Party requesting the audit pursuant to this Section 2.02(b)(vii).

(2) Neither Party shall be permitted to audit the other Party more than once in any 12-month period and any audit shall be limited to determination of the amounts to be paid in respect of (x) the then-current calendar year and (y) the immediately preceding calendar year, in each case, solely as necessary to review the payment and remittance of any and all monies, rights and other consideration received or the amount paid by a Party on behalf of the other Party in respect of the performance of each Parties’ obligations under this Section 2.02(b). Any claim with respect to any underpayment of amounts received in respect of the performance of either Parties’ obligations under this Section 2.02(b) (which must relate to the then-current calendar year and/or the immediately preceding calendar year) must be made within six (6) months after the date upon which the requesting Party’s agents have sufficient information to reasonably conclude such audit, or the requesting Party will be deemed to have waived its right, whether known or unknown, to collect any shortfalls from the other Party for the period(s) audited (and the requesting Party shall cause the other members of its Group not to make any claims related thereto).

(viii) For the avoidance of doubt, nothing in this Section 2.02(b) shall apply to Shared Contracts, which shall be governed by Section 2.02(f) of this Agreement.

(c) Intergroup Agreements. Each of FOX and Remainco agrees on behalf of itself and the other members of its Group that (A) all Surviving Intergroup Agreements will survive the Distribution for such periods as set forth in Schedule 2.02(c), and (B) each Terminating Intergroup Agreement is hereby terminated by each of FOX and Remainco on behalf of itself and the other members of its Group effective as of the Distribution, subject at all times in each case (clauses (A) and (B)) to the obligations of the Parties set forth on Schedule 2.02(c) (which scheduled obligations each of FOX and Remainco shall, and shall cause the other members of its Group to, perform). For the avoidance of doubt, (x) nothing in this Section 2.02(c) or Schedule 2.02(c) shall be construed to conflict with the obligations of the Parties to resolve Intergroup Indebtedness in accordance with Section 2.02(d), provided, however, that the obligations to resolve Intergroup Indebtedness pursuant to Section 2.02(d) shall not be construed to require the termination of any Intergroup Agreement surviving the Distribution in accordance with this Section 2.02(c) or Schedule 2.02(c) solely because there exists unpaid monetary consideration owed from a member of one Party’s group to a member of the other Party’s group at the time of the Distribution, provided, further, that any such unpaid monetary consideration existing at the time of the Distribution shall be resolved in accordance with Section 2.02(d) and (y) the Ancillary Agreements shall survive the Distribution in accordance with their terms.

(d) Settlement of Intergroup Indebtedness. (i) Each of Remainco or any member of the Remainco Group, on the one hand, and FOX or any member of the FOX Group, on the other hand, will, repay, defease, capitalize, cancel, forgive, discharge, extinguish, assign, discontinue or otherwise cause to be satisfied, with respect to the other Party, as the case may be, all Intergroup Indebtedness owned or owed by the other Party on or prior to the Distribution, except as set forth on Schedule 2.02(d) or as otherwise agreed to in good faith by the Parties and Disney in writing on or after the date hereof, it being understood and agreed by the Parties that all Guaranty Obligations shall be governed by Section 2.02(e).

(ii) Except for Intergroup Indebtedness set forth on Schedule 2.02(d) or as otherwise agreed to in good faith by the Parties and Disney in writing on or after the date hereof, all Intergroup Indebtedness shall be deemed settled on a net basis (whether via a dividend, a capital contribution or a combination of the foregoing) (A) in the case of Intergroup Indebtedness solely among 21st Century Fox America, Inc. and its Subsidiaries, immediately prior to the 21CFA Distribution (as that term is defined in the Tax Matters Agreement) and (B) in the case of all other Intergroup Indebtedness, immediately prior to the FOX Contribution.

(e) Guaranty Obligations. (i) FOX shall, and shall cause the members of the FOX Group to, other than with regard to the obligations as set forth on Schedule 2.02(e), use commercially reasonable efforts to terminate, or to cause a member of the FOX Group to be substituted in all respects for any member of the Remainco Group in respect of all obligations of such member of the Remainco Group for any FOX Liability for which such member of the Remainco Group may be liable as guarantor, original tenant, primary obligor or otherwise as of the Distribution Closing (each, including for the avoidance of doubt the obligations set forth on Schedule 2.02(e), a “Guaranty Obligation”); provided, however, that, except as otherwise expressly provided herein, neither Remainco or any of its Affiliates nor FOX or any of its Affiliates shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party with respect to any such Guaranty Obligation.

(ii) All Guaranty Obligations shall survive the Separation; provided, however, that FOX shall, and shall cause the members of the FOX Group to, indemnify and hold harmless the Remainco Indemnified Parties for any Losses arising from or relating to any Guaranty Obligation.

(iii) FOX shall obtain, prior to the Distribution, and shall maintain a letter of credit (the “FOX Letter of Credit”) from a commercial bank organized or licensed under the laws of the United States or of any State thereof, or an Affiliate of any such commercial bank, having a combined capital and surplus of at least $500,000,000, and a public debt rating from either Moody’s Investors Service, Inc. (or any successor organization) or Standard & Poor’s Rating Services (or any successor organization) not lower than Baa1 or BBB+, respectively, for the benefit of Remainco in an amount equal to (x) the aggregate annual rights, fees and other payments constituting FOX Liabilities and due pursuant to Contracts guaranteed by Remainco or any member of the Remainco Group as described in Section 2.02(e)(i) plus (y) the aggregate amount of obligations constituting FOX Liabilities payable by FOX under the Contracts set forth on Schedule 2.02(e)(iii) if such Contracts constitute a Delayed Transfer Asset or Delayed Transfer Liability of FOX, in each case (clauses (x) and (y)) on a rolling, next-12 months basis.

(f) Shared Contracts. (i) Each of Remainco and FOX shall, and shall cause their respective Subsidiaries to, after the Distribution, use their respective commercially reasonable efforts to obtain from, to cooperate in obtaining from, and enter into with each third party to a Shared Contract (or, with respect to clause (y) below, if consent of the applicable third party is not required, Remainco and FOX shall, or shall cause their respective Subsidiaries to, enter into), either (x) separate Contracts in a form reasonably acceptable to Remainco and FOX (each a “New Contract”) that allocate the rights and obligations of Remainco and its Subsidiaries under each such Shared Contract as between the FOX Business, on the one hand, and the Remainco Business, on the other hand, solely to the extent such rights and obligations relate to the FOX Business or Remainco Business, as applicable, and with the terms of such New Contracts otherwise substantially similar in all material respects to such Shared Contract, or (y) a Contract in a form reasonably acceptable to FOX and Remainco (the “Partial Assignment”) that assigns the rights and obligations under such Shared Contract solely related to the FOX Business to FOX and its applicable Subsidiaries or assigns the rights and obligations under such Shared Contract solely related to the Remainco Business to Remainco and its applicable Subsidiaries, as applicable, and in each case causing each such Party to assume any Liabilities under such Shared Contract related to such assigned rights and obligations, such that the Party or its applicable Subsidiary that remains a party to any Shared Contract shall only be entitled to the rights and obligations or responsible for any Liabilities and obligations related to the business and Assets of such Party.

(ii) In the event that any third party under a Shared Contract does not agree to enter into a New Contract or Partial Assignment (unless its consent is not required with respect to a Partial Assignment) consistent with this Section 2.02(f):

(1) the Parties shall use commercially reasonable efforts to seek, in consultation with Disney, mutually acceptable alternative arrangements for purposes of allocating rights and liabilities and obligations under such Shared Contract (provided that such arrangements shall not result in a breach or violation of such Shared

Contract) (an “Acceptable Alternative Arrangement”). Such Acceptable Alternative Arrangements may include a subcontracting, sublicensing or subleasing arrangement under which Remainco or FOX, as applicable, and their applicable Subsidiaries would, in compliance with Law, obtain the benefits under, and assume the obligations and bear the economic burdens associated with, such Shared Contract solely to the extent related to their respective business (or applicable portion thereof) or under which Remainco or FOX, as applicable, would, upon the request of the other Party, enforce for the benefit (and at the expense) of such requesting Party and its Subsidiaries any and all of such Party’s rights against such third party under such Shared Contract solely to the extent related to their respective business (or applicable portion thereof). In such case, Remainco or FOX, as applicable, and their respective Subsidiaries, would promptly pay to the other Party and its applicable Subsidiaries all monies when received by them (net of any applicable Taxes) under such Shared Contract solely to the extent related to the business of such other Party (or applicable portion thereof).

(2) Each Party shall, and shall cause the members of each such Party’s Group to, (i) treat for all applicable Tax purposes the portion of each such Shared Contract inuring to its respective businesses as Assets owned by, and/or Liabilities of, as applicable, such Party, or the members of such Party’s Group, as applicable, not later than the Distribution Effective Time, and (ii) neither report nor take any Tax position inconsistent with such treatment (unless required by applicable Law).

(iii) With respect to Liabilities pursuant to, under or relating to a Shared Contract relating to occurrences from and after the Distribution, such Liabilities shall, unless otherwise allocated pursuant to this Agreement or any Ancillary Agreement, be allocated between Remainco and FOX as follows:

(1) If such Liability is incurred exclusively in respect of the Remainco Business or exclusively in respect of the FOX Business, such Liability shall be allocated to Remainco or its applicable Subsidiary (in respect of the Remainco Business) or FOX or its applicable Subsidiary (in respect of the FOX Business); and

(2) If such Liability cannot be so allocated under clause (1) above, such Liability shall be allocated to Remainco or FOX, as the case may be, based on the relative proportions of total benefit received (over the term of the Shared Contract remaining as of the date of the Distribution, measured as of the date of the allocation) by the Remainco Business or the FOX Business under the relevant Shared Contract. Notwithstanding the foregoing, each of Remainco and FOX shall be responsible for any or all such Liabilities arising from its (or its Subsidiary’s) breach of the relevant Shared Contract to which this Section 2.02(f) otherwise pertains.

(iv) Neither Remainco or any of its Affiliates nor FOX or any of its Affiliates shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party to (x) obtain any New Contract or Partial Assignment with respect to any Shared Contract, as the case may be or (y) obtain any Consent necessary to enter into an Acceptable Alternative Arrangement.

(v) From and after the Distribution, the Party to whose Group a Shared Contract has been allocated shall not (and shall cause the other members of its Group not to), without the consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed) (w) waive any rights under such Shared Contract to the extent related to Business of the other Party, (y) terminate (or consent to be terminated by the counterparty) such Shared Contract except in connection with (1) the expiration of such Shared Contract in accordance with its terms (it being understood, for the avoidance of doubt, that sending a notice of non-renewal to the counterparty to such Shared Contract in accordance with the terms of such Shared Contract is expressly permitted) or (2) a partial termination of such Shared Contract that would not reasonably be expected to impact any rights or obligations under such Shared Contract related to the Business of the other Party, or (z) amend, modify or supplement such Shared Contract in a manner material and adverse to the Group of the other Party. From and after the Distribution, if either Group (the “Notice Recipient”) receives from a counterparty to a Shared Contract a formal notice of breach of such Shared Contract that could reasonably be expected to impact the other Group, the Notice Recipient shall provide written notice to the other Party as soon as reasonably practicable (and in no event later than five (5) Business Days following receipt of such notice) and the Parties shall consult with respect to the actions proposed to be taken regarding the alleged breach. If either Group (the “Notifying Party”) sends to a counterparty to a Shared Contract a formal notice of breach of such Shared Contract that could reasonably be expected to impact the other Group, the Notifying Party shall provide written notice to the other Party as soon as reasonably practicable (and in no event later than five (5) Business Days after sending such notice of breach to the counterparty), and the Parties shall consult with each other regarding such alleged breach. From and after the Distribution, neither Party shall (and shall cause the other members of its Group not to) breach any Shared Contract to the extent such breach would reasonably be expected to result in a loss of rights, or acceleration or increase of obligations, of any member of the other Party’s Group pursuant to (X) such Shared Contract, (Y) any Partial Assignment related to such Shared Contract or (Z) any other Contract with the counterparty to such Shared Contract (or any of its Affiliates) in existence at the time of the Distribution that contains cross-default or similar provisions related to such Shared Contract.

(vi) With respect to any Shared Contract, from and after the Distribution, each Party shall, and/or shall cause the applicable members of its Group party to such Shared Contract to, upon the request of the other Party, use its commercially reasonable efforts to enforce for the benefit of the other Party (or the applicable member of the other Party’s Group) any and all rights under such Shared Contract related to such other Party’s Business (and such other Party shall (x) bear the reasonable and documented out of pocket costs and expenses of such enforcement to the extent related to the rights being enforced for the benefit of such other Party and (y) indemnify the first Party against any Losses arising out of such enforcement (unless arising out of or related to gross negligence, fraud or willful misconduct by such first Party) to the extent related to the rights being enforced for the benefit of such other Party).

(g) Certain Other Contracts. With respect to any Contract that relates to both Businesses but does not constitute a Shared Contract, from and after the Distribution:

(i) each Party shall, and/or shall cause the applicable members of its Group party to such Contract to, upon the request of the other Party, use its commercially reasonable efforts to enforce for the benefit of the other Party (or the applicable member of the other Party’s Group) any and all rights under such Contract related to such other Party’s Business (and such other Party shall (x) bear the reasonable and documented out of pocket costs and expenses of such enforcement to the extent related to the rights being enforced for the benefit of such other Party and (y) indemnify the first Party against any Losses arising out of such enforcement (unless arising out of or related to gross negligence, fraud or willful misconduct by such first Party) to the extent related to the rights being enforced for the benefit of such other Party);

(ii) the Party to whose Group such Contract has been allocated shall not, and shall cause the other members of its Group not to, without the consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), (x) waive any rights under such Contract to the extent related to Business of the other Party, (y) terminate (or consent to be terminated by the counterparty) such Contract except (1) in connection with the expiration of such Contract in accordance with its terms (it being understood, for the avoidance of doubt, that sending a notice of non-renewal to the counterparty to such Contract in accordance with the terms of such Contract is expressly permitted) or (2) in a manner that would not reasonably be expected to impact any rights under such Contract related to the Business of the other Party in respect of pre-Distribution occurrences or (z) amend, modify or supplement such Contract in a manner material and adverse to the Group of the other Party;

(iii) if either Group receives from a counterparty to such Contract a formal notice of breach of such Contract that could reasonably be expected to impact the other Group, the recipient shall provide written notice to the other Party as soon as reasonably practicable (and in no event later than five (5) Business Days following receipt of such notice) and the Parties shall consult with respect to the actions proposed to be taken regarding the alleged breach;

(iv) if either Group sends to a counterparty to such Contract a formal notice of breach of such Contract that could reasonably be expected to impact the other Group, the Party whose Group sends the notice shall provide written notice to the other Party as soon as reasonably practicable (and in no event later than five (5) Business Days after sending such notice of breach to the counterparty), and the Parties shall consult with each other regarding such alleged breach; and

(v) neither Party shall (and shall cause the other members of its Group not to) breach any such Contract to the extent such breach would reasonably be expected to result in a loss of rights, or acceleration of obligations, of any member of the other Party’s Group pursuant to (x) such Contract or (y) any other Contract with the counterparty to such Contract (or any of its Affiliates) in existence at the time of the Distribution that contains cross-default or similar provisions related to such Contract.

(h) From and after the Distribution (but without limiting Section 5.05), if Remainco or any of its Subsidiaries, on the one hand, or FOX or any of its Subsidiaries, on the other hand, receives any benefit or payment under any Contract that was intended for the other, Remainco and FOX will use their respective commercially reasonable efforts to, and to cause their respective Subsidiaries to, deliver such benefit or payment to the other Party (net of any applicable Taxes).

(i) Notwithstanding the terms of Section 2.02(f), Section 2.02(g) and Section 2.02(h), with respect to bundled fees under any Shared Affiliation Agreement:

(i) The applicable member of the FOX Group shall collect the bundled fees from the applicable video programming distributor, and remit to the applicable member of the Remainco Group the portion of such fees (which amounts shall be calculated in a manner consistent with past practice) to which such member of the Remainco Group is entitled, together with customary remittance data received by the FOX Group (e.g., subscriber information), within five (5) Business Days after receipt thereof.

(ii) The applicable member of the Remainco Group shall have the right to audit the applicable member of the FOX Group regarding the allocation of such bundled fees as follows:

(1) On at least 30 days’ prior written notice to FOX, the applicable member of the Remainco Group may engage and direct Media Audits International (or another auditor as may be mutually agreed by the Parties after the Distribution) to inspect, make copies of, and otherwise audit the applicable member of the FOX Group’s books and records at the offices of such member of the FOX Group during regular business hours solely as necessary to determine whether the allocation of such bundled fees was determined in accordance with this Section 2.02(i). All costs and expenses of Media Audits International, or any other auditor as may be mutually agreed by the Parties, for audits pursuant to Section 2.02(i) shall be the responsibility of Remainco.

(2) The Remainco Group shall not be permitted to audit the FOX Group more than once in any 12-month period and any audit shall be limited to determination of the amounts to be paid in respect of (x) the then-current calendar year and (y) the immediately preceding calendar year (but not the calendar year immediately preceding the Distribution), in each case, solely as necessary to determine whether the allocation of such bundled fees was determined in accordance with this Section 2.02(i). Any claim with respect to any underpayment of the allocation of such bundled fees (which must relate to the then-current calendar year and/or the immediately preceding calendar year) must be made within six (6) months after the date upon which the Remainco Group’s agents have sufficient information to reasonably conclude such audit, or the Remainco Group will be deemed to have waived its right, whether known or unknown, to collect any shortfalls from the FOX Group for the period(s) audited (and Remainco shall cause the other members of the Remainco Group not to make any claims related thereto).

(iii) In the event that any fee payment previously received under any Shared Affiliation Agreement is adjusted downward pursuant to the terms of such Shared Affiliation Agreement or refunded in connection with any payment error by or on behalf of the counterparty to such Shared Affiliation Agreement, Remainco or the applicable member of the Remainco Group shall bear a portion equal to the portion of fees allocated to the Remainco Group in accordance with Section 2.02(i)(i) (the amount of any such adjustment or refund for which the Remainco Group is responsible, the “Remainco Overpayment Amount”), (1) the FOX Group shall be entitled to offset such Remainco Overpayment Amount against any fee payments owed by the FOX Group to the Remainco Group under any Shared Affiliation Agreement; provided, that the applicable member of the FOX Group shall include, together with the customary remittance data otherwise required in connection with such fee payment(s), reasonable backup information detailing such offset and (2) if the FOX Group is unable to offset such Remainco Overpayment Amount as set forth in clause (1) above, Remainco shall, or shall cause the applicable member of the Remainco Group to, refund such Remainco Overpayment Amount to the applicable member of the FOX Group within five (5) Business Days after receiving an invoice from the applicable member of the FOX Group (which invoice shall include reasonable backup information regarding the Remainco Overpayment Amount due from the Remainco Group).

(iv) In the event that any fee payment previously received under any Shared Affiliation Agreement is adjusted upward pursuant to the terms of such Shared Affiliation Agreement or additional payments are received in connection with any payment error by or on behalf of the counterparty to such Shared Affiliation Agreement, Remainco or the applicable member of the Remainco Group shall be entitled to a portion equal to the portion of fees allocated to the Remainco Group in accordance with Section 2.02(i)(i) (the amount of any such adjustment or additional payment to which the Remainco Group is entitled, the “Remainco Underpayment Amount”), FOX shall, or shall cause the applicable member of the FOX Group to, pay such Remainco Underpayment Amount to the applicable member of the Remainco Group, and provide customary remittance data received by the FOX Group, within five (5) Business Days after receipt of such fees.

(v) Notwithstanding anything contrary provided herein, FOX shall provide, or shall cause to be provided to, Remainco or an Affiliate of Remainco copies of all Shared Affiliation Agreements, including those not otherwise transferred in part (including by partial assignment) to Remainco or an Affiliate of Remainco in connection with the Distribution; provided, however, that any bundled fee provisions that relate to both the FOX Business and the Remainco Business (along with any provisions related solely to the FOX Business) shall be redacted from any such Shared Affiliation Agreement and/or any copies thereof provided to Remainco or an Affiliate of Remainco.

(vi) For the avoidance of doubt, to the extent any Shared Affiliation Agreement is also a Shared Contract, it shall be subject to Section 2.02(f) of this Agreement, provided, that, at all times, this Section 2.02(i) shall govern the treatment of any bundled fees where such bundled fee payments extend past the Distribution, including that no bundled fee provision shall be subject to the requirements of Sections 2.02(f)(i) or 2.02(f)(ii) (other than Section 2.02(f)(ii)(2), which shall apply to the bundled fees).

ARTICLE III

THE DISTRIBUTION

Section 3.01 Efforts. Each of FOX and Remainco shall cooperate with the other Party to accomplish the Distribution and shall use their commercially reasonable efforts to take any and all actions necessary or desirable to effect the Distribution.

Section 3.02 The Distribution. Subject to the satisfaction or waiver of the conditions set forth in the Distribution Merger Agreement, the Distribution shall occur at the Distribution Effective Time.

ARTICLE IV

SURVIVAL AND INDEMNIFICATION; MUTUAL RELEASES

Section 4.01 Survival of Agreements. All covenants and agreements of the Parties contained in this Agreement shall survive each of the Separation and the Distribution.

Section 4.02 Indemnification by FOX. In addition to any other provision of this Agreement or any Ancillary Agreement requiring indemnification, except as otherwise specifically set forth in any provision of this Agreement, and subject to Section 4.09, from and after the Distribution, FOX shall indemnify, defend, release, discharge and hold harmless Remainco and its Affiliates and their respective current and former directors, officers, employees and agents and each of the heirs, executors, successors and permitted assigns of any of the foregoing (collectively, the “Remainco Indemnified Parties”), on an After-Tax Basis, from and against any and all Losses actually suffered or incurred by the Remainco Indemnified Parties relating to, arising out of or resulting from any of the following items regardless of whether arising from or alleged to arise from negligence (whether simple, contributory or gross), recklessness, violation of Law, fraud, misrepresentation or otherwise (without duplication) to the fullest extent permitted by applicable Law:

(a) the failure of any member of the FOX Group or any other Person to pay, perform or otherwise promptly discharge any FOX Liability in accordance with their respective terms, whether arising prior to, on or after the Distribution (including, for the avoidance of doubt, any Losses arising from or relating to any Guaranty Obligation);

(b) any FOX Liability; and

(c) any breach by any member of the FOX Group of this Agreement or, subject to Section 4.09 hereof, any of the Ancillary Agreements, subject to any indemnification provision or any specific limitation on liability contained in any Ancillary Agreement.

provided, however, with respect to any indemnification payment required to be made by FOX (A) in respect of its or any member of the FOX Group’s obligations under any Ancillary Agreement, such indemnification payment shall be made on an After-Tax Basis only to the extent required by the applicable Ancillary Agreement and (B) as a result of a breach of the covenants set forth in Section 2.02(b) or Section 2.02(h), such indemnification payment shall not be made on an After-Tax Basis.

Section 4.03 Indemnification by Remainco. In addition to any other provision of this Agreement or any Ancillary Agreement requiring indemnification, except as otherwise specifically set forth in any provision of this Agreement, and subject to Section 4.09, from and after the Distribution, Remainco will indemnify, defend, release, discharge and hold harmless FOX and its Affiliates and their respective current and former directors, officers, employees and agents and each of the heirs, executors, successors and permitted assigns of any of the foregoing (collectively, the “FOX Indemnified Parties” and, together with Remainco Indemnified Parties, the “Indemnified Parties”), on an After-Tax Basis, from and against any and all Losses actually suffered or incurred by the FOX Indemnified Parties relating to, arising out of or resulting from any of the following items regardless of whether arising from or alleged to arise from negligence (whether simple, contributory or gross), recklessness, violation of Law, fraud, misrepresentation or otherwise (without duplication) to the fullest extent permitted by applicable Law:

(a) the failure of any member of the Remainco Group or any other Person to pay, perform or otherwise promptly discharge any Remainco Liability in accordance with their respective terms, whether arising prior to, on or after the Distribution;

(b) any Remainco Liability; and

(c) any breach by any member of the Remainco Group of this Agreement or, subject to Section 4.09 hereof, any of the Ancillary Agreements, subject to any indemnification provision or any specific limitation on liability contained in any Ancillary Agreement;

provided, however, with respect to any indemnification payment required to be made by Remainco (A) in respect of its or any member of the Remainco Group’s obligations under any Ancillary Agreement, such indemnification payment shall be made on an After-Tax Basis only to the extent required by the applicable Ancillary Agreement and (B) as a result of a breach of the covenants set forth in Section 2.02(b) or Section 2.02(h), such payment shall not be made on an After-Tax Basis.

Section 4.04 Indemnification Obligations Net of Insurance Proceeds and Other Amounts. (a) Each of Remainco and FOX shall use its respective commercially reasonable efforts to collect amounts from any third Person with respect to a Loss subject to indemnification pursuant to this Agreement (including proceeds under its respective available and applicable third party insurance policies) to which it or any of its Subsidiaries is entitled (“Third Party Proceeds”) prior to seeking indemnification under this Agreement, where allowed; provided, however, that any such actions by an Indemnified Party will not relieve the Indemnifying Party of any of its obligations under this Agreement, including the Indemnifying Party’s obligation to pay directly or reimburse the Indemnified Party for costs and expenses actually incurred by the Indemnified Party.

(b) The amount of any Loss subject to indemnification pursuant to this Agreement will be reduced by any Third Party Proceeds actually recovered (including insurance proceeds or other amounts actually recovered under insurance policies, net of any out-of-pocket costs or expenses incurred in the collection thereof), whether retroactively or prospectively, by the Indemnified Party. If any Indemnified Party recovers an amount from a third Person in respect of any Loss for which indemnification is provided in this Agreement after the full amount of such indemnifiable Loss has been paid by an Indemnifying Party or after an Indemnifying Party has made a payment of a portion, but not all of, such indemnifiable Loss and the amount received from the third Person exceeds the remaining unpaid balance of such indemnifiable Loss, then the Indemnified Party will promptly remit to the Indemnifying Party the positive excess (if any) of (i) the sum of the amount previously paid by such Indemnifying Party in respect of such indemnifiable Loss plus the amount received by such Indemnified Party from such third Person in respect of such indemnifiable Loss (after deducting any costs and expenses that have not yet been paid or reimbursed by the Indemnifying Party), minus (ii) the full amount of such indemnifiable Loss. An insurer or other third Person who would otherwise be obligated to pay any Loss shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being understood and agreed that no insurer or any third Person shall be entitled to a “windfall” (i.e., a benefit it would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof.

Section 4.05 Procedures for Indemnification; Third Party Claims. (a) If an Indemnified Party shall receive notice or otherwise learn of the assertion by any Person who is not a member of the Remainco Group or the FOX Group, as the case may be, of any claim, or of the commencement by any such Person of any Proceedings, with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnified Party pursuant to Section 4.02 or Section 4.03, or any other Section of this Agreement or any Ancillary Agreement (collectively, a “Third Party Claim”), such Indemnified Party shall promptly (and in any event within twenty (20) days) give such Indemnifying Party written notice thereof after such Indemnified Party received notice or otherwise learned of such Third Party Claim for which it seeks indemnification hereunder. Any such notice shall describe the Third Party Claim in reasonable detail, including, if known and quantifiable to the reasonable satisfaction of the Indemnified Party, the amount of the Loss for which indemnification may be available. Notwithstanding the foregoing, the failure of any Indemnified Party or other Person to give notice as provided in this Section 4.05(a) shall not relieve the related Indemnifying Party of its obligations under this Article IV, except to the extent that such Indemnifying Party has been actually materially prejudiced by such failure to give notice.

(b) An Indemnifying Party shall be entitled (but shall not be required) to assume and control the defense and, subject to Section 4.05(e), settlement of such Third Party Claim at its expense and through counsel of its choice that is reasonably acceptable to the Indemnified Party if it gives notice of its intention to do so to the Indemnified Party within 30 days of the receipt of such notice from the Indemnified Party. In the event of a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnified Party shall be entitled to retain, at the Indemnifying Party’s expense, separate counsel as required by the applicable rules of professional conduct with respect to such matter. If the Indemnifying Party elects to undertake any such defense at its own expense, the Indemnified Party shall cooperate with the Indemnifying Party in such defense in accordance with this Section 4.05(b) and Section 6.06(c) and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent Records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as are reasonably required by the Indemnifying Party. Similarly, if the Indemnified Party is conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all witnesses, pertinent Records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as are reasonably required by the Indemnified Party. The Indemnifying Party shall consult with and keep the Indemnified Party informed of the progress of the defense or settlement of the Third Party Claim and the Indemnified Party may employ its own counsel at its own expense to assist in the defense or settlement.

(c) If, in such notice, an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim for which indemnification is required under this Agreement, or fails to notify an Indemnified Party of its election as provided in Section 4.05(b), such Indemnified Party may defend and, subject to Section 4.05(d), settle such Third Party Claim at the cost and expense of the Indemnifying Party.

(d) The Indemnified Party may not settle or compromise any Third Party Claim without the consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed).

(e) The Indemnifying Party shall have the right to compromise or settle a Third Party Claim the defense of which it shall have assumed pursuant to Section 4.05(b). Notwithstanding the foregoing sentence, the Indemnifying Party shall not settle any such Third Party Claim without the prior written consent of an Indemnified Party (not to be unreasonably withheld, conditioned or delayed) unless such settlement (A) completely and unconditionally releases the Indemnified Party in connection with such matter, (B) provides relief consisting solely of money damages borne by the Indemnifying Party and (C) does not involve any admission by the Indemnified Party of any wrongdoing or violation of Law.

(f) In the event of Proceedings in which the Indemnifying Party is not a named defendant, and either the Indemnified Party or Indemnifying Party in its reasonable judgment believes that under the circumstances the Indemnifying Party should be substituted in as the named defendant, either Party can request such substitution and the other Party will consider that request in good faith. If the Parties do not agree on the substitution, the Indemnified Party shall be permitted to seek the substitution in that Proceeding, and the Indemnifying Party shall be permitted to object to such substitution in that Proceeding. This provision shall not be read to mean (and does not mean) that any particular request for substitution should be either granted or denied. If such substitution cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the proceedings as set forth in, and subject to, this Article IV. Nothing herein shall preclude either Party from seeking to dismiss itself from the Proceedings, including without limitation, filing of an appropriate motion with the court and/or seeking the stipulation of the opposing party to the Proceedings.

(g) With respect to any Third Party Claim that implicates both the FOX Group and the Remainco Group in a material fashion due to the allocation of Liabilities or potential impact on the operation of the Remainco Business or FOX Business, responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the Ancillary Agreements, FOX and Remainco agree to use commercially reasonable efforts to cooperate fully and enter into a mutually acceptable joint defense or common interest agreement (in a manner that will preserve for the relevant members of the FOX Group and Remainco Group the attorney-client privilege, joint defense or other privilege with respect thereto). The Party that is not responsible for managing the defense of such Third Party Claims shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may retain counsel at its own expense to assist in the defense of such claims.

(h) Notwithstanding the foregoing in this Section 4.05, for any Proceeding set forth on Schedule 4.05(h), (i) the Party set forth therein shall have full power and authority to control the defense of such Proceeding (the “Shared Litigation Controlling Party”), (ii) such Shared Litigation Controlling Party may not settle or compromise such Proceeding without the consent of the other Party (the “Shared Litigation Non-Controlling Party”) (such consent not to be unreasonably withheld, conditioned or delayed) and (iii) such Shared Litigation Controlling Party shall bear all costs and expenses associated with controlling the defense of such Proceeding (including the cost of counsel retained to defend the Proceeding); provided, however, that the Shared Litigation Controlling Party’s obligation to pay such costs and expenses shall not affect the allocation of any Liability with respect to such Proceeding as otherwise set forth in the schedules to this Agreement. At all times the Shared Litigation Controlling Party shall consult with and keep the Shared Litigation Non-Controlling Party informed of the defense or settlement of the applicable Proceeding and the Shared Litigation Non-Controlling Party may employ its own counsel at its own expense to assist in the defense or settlement. In the event that, after the Distribution, the Parties mutually agree to (and are permitted to) handle any Proceeding set forth on Schedule 4.05(h) separately, where they or any members of their respective Groups are parties, then each Party shall be permitted to control the defense of such Proceeding to the extent to which it or any member of its Group is a party; provided, however, that such handling shall not affect the allocation of any Liability with respect to such Proceedings as otherwise set forth in the schedules to this Agreement.

Section 4.06 Direct Claims. An Indemnified Party shall give the Indemnifying Party notice of any matter that an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement or any Ancillary Agreement (other than a Third Party Claim which shall be governed by Section 4.05), within thirty (30) days of such determination, stating the amount of the indemnifiable Loss claimed, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnified Party or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party has been actually materially prejudiced as a result of such failure.

Section 4.07 Survival of Indemnities. The rights and obligations of each of Remainco and FOX and their respective Indemnified Parties under this Article IV shall survive the sale or other transfer by any Group of any of its Assets or Businesses or the assignment by it of any Liabilities.

Section 4.08 Exclusive Remedy. The Parties hereby acknowledge and agree (for themselves and their Affiliates) that from and after the Distribution, this Article IV and Section 10.12(b) shall provide the sole and exclusive remedy of the Remainco Indemnified Parties and the FOX Indemnified Parties for any Losses (including any Losses from claims for breach of contract, express or implied warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, criminal or civil statute, strict liability or otherwise) at law or in equity that any Remainco Indemnified Party or FOX Indemnified Party may suffer or incur, or become subject to in connection with this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby (including the Separation and the Distribution) other than any indemnification obligations or other remedies set forth in such Ancillary Agreements, including specific performance remedies. Without limiting the generality of the foregoing, the Parties hereto hereby irrevocably waive any right of rescission with respect to this Agreement and/or any Ancillary Agreement that they may otherwise have or to which they may become entitled.

Section 4.09 Ancillary Agreements. Notwithstanding anything in this Agreement to the contrary, to the extent any Ancillary Agreement contains any specific, express indemnification obligation or contribution obligation relating to any Remainco Liability, Remainco Asset, FOX Liability or FOX Asset contributed, assumed, retained, transferred, delivered or conveyed pursuant to such Ancillary Agreement, or relating to any other specific matter, the indemnification obligations contained herein shall not apply to such Remainco Liability, Remainco Asset, FOX Liability or FOX Asset, or such other specific matter, and instead the indemnification and/or contribution obligations set forth in such Ancillary Agreement shall govern with regard to such Remainco Asset, Remainco Liability, FOX Asset or FOX Liability or any such other specific matter.

Section 4.10 Release of Pre-Distribution Claims.

(a) Except (i) as provided in Section 4.10(c), (ii) as may otherwise be provided in this Agreement or any Ancillary Agreement and (iii) for any matter for which any Remainco Indemnified Party is entitled to indemnification pursuant to this Article IV, effective as of the Distribution, Remainco does hereby, for itself and each other member of the Remainco Group and their respective successors and assigns, and, to the extent Remainco legally may, for all Persons that at any time prior or subsequent to the Distribution have been stockholders, directors, officers, members, agents or employees of Remainco or any other member of the Remainco Group (in each case, in their respective capacities as such), remise, release and forever discharge FOX and each member of the FOX Group and their respective successors and assigns from any and all Liabilities whatsoever, whether at law or in equity, whether arising under any Contract or agreement, by operation of Law or otherwise, existing or arising from or relating to any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution, whether or not known as of the Distribution, including in connection with the transactions and all other activities to implement the Separation or the Distribution and including Liabilities pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 (as amended) (“CERCLA”) or any other Environmental Law. Remainco shall not make, and shall not permit any other member of the Remainco Group to make, any claim or demand, or commence any Proceedings asserting any claim or demand, including any claim for indemnification, against any member of the FOX Group with respect to any Liabilities released pursuant to this Section 4.10(a).

(b) Except (i) as provided in Section 4.10(c), (ii) as may be otherwise provided in this Agreement or any Ancillary Agreement and (iii) for any matter for which any FOX Indemnified Party is entitled to indemnification pursuant to this Article IV, effective as of the Distribution, FOX does hereby, for itself and each other member of the FOX Group and their respective successors and assigns, and, to the extent FOX legally may, for all Persons that at any time prior or subsequent to the Distribution have been stockholders, directors, officers, members, agents or employees of FOX or any other member of the FOX Group (in each case, in their respective capacities as such), remise, release and forever discharge Remainco and each member of the Remainco Group and their respective successors and assigns from any and all Liabilities whatsoever, whether at law or in equity, whether arising under any Contract or agreement, by operation of Law or otherwise, existing or arising from or relating to any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution, whether or not known as of the Distribution, including in connection with the transactions and all other activities to implement the Separation or the Distribution and including Liabilities pursuant to CERCLA or any other Environmental Law. FOX shall not, and shall not permit any other member of the FOX Group to, make any claim or demand, or commence any Proceedings asserting any claim or demand, including any claim for indemnification, against any member of the Remainco Group with respect to any Liabilities released pursuant to this Section 4.10(b).

(c) Nothing contained in Sections 4.10(a) or (b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any arrangement that is not to terminate as of the Distribution, as specified in Section 2.02(c)(ii) or Section 2.02(d). Nothing contained in Sections 4.10(a) or (b) shall release any Party from:

(i) any Liability provided in or resulting from any agreement among any member of the Remainco Group and any member of the FOX Group that is not to terminate as of the Distribution, as specified in Section 2.02(c) or Section 2.02(d), or any other Liability that is not to terminate as of the Distribution, as specified in Section 2.02(c) or Section 2.02(d);

(ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement; or

(iii) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.10; provided that the parties agree not to bring suit or permit any of their Subsidiaries to bring suit against any Person with respect to any Liability to the extent that such Person would be released with respect to such Liability by this Section 4.10 but for the provisions of this clause (iii).

(d) At any time, at the request of any other Party, each Party shall cause each member of its respective Group to execute and deliver releases in form reasonably satisfactory to the other Party reflecting the provisions of this Section 4.10.

Section 4.11 Limitation on Liability. Notwithstanding anything to the contrary contained in this Agreement (including this Article IV) or any other Ancillary Agreement, neither Party shall be liable to the other Party or its Affiliates for, and “Losses” shall not include any (i) amounts for any incidental, indirect or consequential damages or other speculative form of damages (including loss of profits or revenue), to the extent such damages are not a reasonably foreseeable consequence of the matter giving rise to the applicable Loss or (ii) punitive, treble, special, or exemplary damages, except, in the case of each of clauses (i) and (ii), to the extent actually required to be paid pursuant to a Third Party Claim that has been resolved by (a) a settlement entered into in accordance with this Agreement and any applicable Ancillary Agreement or (b) a judicial decision, arbitral award or binding order of a Governmental Entity with competent jurisdiction (in each case without possibility of appeal or where the time for appeal has expired).

Section 4.12 Indemnification Payments. (a) Indemnification required by this Article IV shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or an indemnifiable Loss is incurred.

(b) For all Tax purposes and to the extent permitted by applicable Law, the Parties hereto shall treat any payment made pursuant to this Article IV (other than payments resulting from a breach of the covenants set forth in Section 2.02(b) or Section 2.02(h)) as either a contribution by Remainco to FOX or a distribution by FOX to Remainco, as the case may be, occurring immediately prior to the Distribution Effective Time.

ARTICLE V

CERTAIN ADDITIONAL COVENANTS

Section 5.01 Further Assurances. (a) Each of the Parties shall use its commercially reasonable efforts, on and after the Distribution, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, on and after the Distribution, each Party shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to cause, or to cause a member of their respective Group to cause, to be executed and delivered, all instruments, including instruments of assignment, assumption and transfer, and to make all filings with, and to obtain all Consents under, any permit, license, agreement, indenture or other instrument, and to take all such other actions as either Party may request to be taken by any other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and, to the extent necessary, (i) the transfer of any FOX Asset from any member of the Remainco Group to any member of the FOX Group and the assumption of any FOX Liability by any member of the FOX Group and (ii) the transfer of any Remainco Asset from any member of the FOX Group to any member of the Remainco Group and the assumption of any Remainco Liability by any member of the Remainco Group, and the other transactions contemplated hereby and thereby; provided that, except to the extent otherwise expressly provided herein, neither Party shall be obligated to make any payment, incur any obligation or grant any concession, other than the payment of ordinary and customary fees to Governmental Entities.

(c) Remainco and FOX, in their respective capacities as direct and indirect stockholders of their respective Subsidiaries, shall each properly ratify any actions that are reasonably necessary or desirable to be taken by Remainco and FOX, or any of their respective Subsidiaries, as the case may be, to effectuate the transactions contemplated by this Agreement and any Ancillary Agreements.

(d) Each of the Parties shall, and shall cause each of the members of their respective Groups to, at the request of the other, use its commercially reasonable efforts to obtain, or cause to be obtained, any Governmental Approval, Consent or substitution required to novate or assign all obligations under Contracts, agreements, leases, licenses and other obligations or Liabilities of any nature whatsoever that constitute FOX Liabilities or Remainco Liabilities, as the case may be, or to obtain in writing the unconditional release of all parties to such arrangements other than any member of either the FOX Group or the Remainco Group, as the case may be, so that, in any such case, the FOX Group will be solely responsible for all FOX Liabilities and the Remainco Group will be solely responsible for all Remainco Liabilities; provided, however, that (x) this Section 5.01(d) shall not apply to Delayed Transfer Assets or Delayed Transfer Liabilities, Guaranty Obligations, Shared Contracts or Contracts that related to both Businesses but do not constitute Shared Contracts (which, for the avoidance of doubt, are governed by Section 2.02(d)), Section 2.02(e), Section 2.02(f) and Section 2.02(g) respectively) and (y), except as otherwise expressly provided herein, neither Remainco or any of its Affiliates nor FOX or any of its Affiliates shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party with respect to any such Governmental Approval, Consent, substitution, novation, assignment or release.

Section 5.02 Certain Business Matters. (a) Except as set forth in this Agreement or any Ancillary Agreement, no member of either the Remainco Group or the FOX Group shall have any duty to refrain from (i) engaging in the same or similar activities or lines of business as any member of the other Group, (ii) conducting its business with any potential or actual supplier or customer of any member of the other Group or (iii) engaging in any other activities whatsoever relating to any of the potential or actual suppliers or customers of any member of the other Group.

(b) Each of Remainco and FOX is aware that from time to time certain business opportunities may arise that more than one Group may be financially able to undertake, and that are, from their nature, in the line of more than one Group’s Business and are of practical advantage to more than one Group. In connection therewith, the Parties agree that, if either Remainco or FOX acquires knowledge of an opportunity that meets the foregoing standard with respect to more than one Group, neither Remainco nor FOX shall have any duty to communicate or offer such opportunity to the other and each may pursue or acquire such opportunity for itself, or direct such opportunity to any other Person.

Section 5.03 Settlement of Certain Insurance Claims. (a) Except as is necessary for Remainco, in its reasonable judgment, to comply with its obligations under Section 5.03(c), from and after the Distribution, (x) no member of either Group will have responsibility to obtain coverage for any member of the other Group, (y) each member of either Group shall have the right to remove any member of the other Group and its current, former and future employees, officers and directors as insured parties under any policy of insurance issued by any insurance carrier effective immediately following the Distribution and (z) from and after the Distribution, neither Party will be entitled to make any claims for insurance coverage under the other insurance policies of the members of the other Group to the extent such claims are based upon facts, circumstances, events or matters occurring after the Distribution. No member of either Group shall be deemed to have made any representation or warranty as to the availability of any coverage under any such insurance policy.

(b) The Parties acknowledge and agree that following the Distribution, each member of the FOX Group, and their respective current, former and future directors, officers and employees, may make claims arising out of occurrences or events that occurred prior to the Distribution against insurance policies of the Remainco Group, in accordance with the terms and subject to the conditions of such policies, and the Party bringing such claim shall control the claims process with respect to such claim to the maximum extent allowable under the applicable policies; provided that with regard to any Related Claims, Remainco shall have the right to control the claims process. Remainco shall not be responsible to negotiate, investigate, defend, settle or otherwise handle such claims on behalf of a member of the FOX Group. In connection with any such claim made by a member of the FOX Group under a Remainco Group insurance policy after the Distribution, Remainco shall instruct the applicable insurance carrier to negotiate with and accept proof of Loss directly from the member of the FOX Group asserting the claim, and to pay such claim directly to the member of the FOX Group asserting the claim. With regard to Unrelated Claims, the Party bringing any such claim shall bear the cost of any deductible, out-of-pocket costs or Losses not covered under the applicable policy with regard to such claims. With regard to Related Claims, the Parties shall bear their pro rata portion of any deductibles, out-of-pocket costs (including the costs related to the defense or settlement of such Related Claims) or Losses not covered under the applicable policy with regard to such claims, based on the relationship such costs or Losses incurred by each such Party bear to the total costs and/or Loss to both such Parties from the occurrence or event underlying the Related Claims. Remainco and FOX each agree to provide necessary reasonable releases to resolve claim settlements. Each Party agrees to cooperate with the other Party as reasonably requested by the other Party in order to pursue such claim. Where indemnification is not available under Article IV, each member of each Group shall be responsible for pursuing and administering its own insurance claims and any other member of either Group shall provide such reasonable cooperation as is appropriate with respect to notice of those claims and otherwise, and, with respect to those claims, in the event any member of either Group elects to pursue insurance coverage through litigation or other action against an insurer, that member will be responsible for its own costs and fees in connection therewith.

(c) After the Distribution, the members of the Remainco Group shall not take any action that would eliminate or substantially reduce the coverage of any Person who is or was covered under the directors and officers liability insurance policies or fiduciary liability insurance policies, media liability insurance policy, cyber liability insurance policy or other claims-made policies as maintained by the members of the Remainco Group prior to the Distribution (collectively, “Claims-Made Policies”) in respect of occurrences prior to the Distribution; provided, however, that the obligations of the members of the Remainco Group with respect to the foregoing shall cease on the date that is the expiration of any tail policy or other expiration of coverage with respect to any such Claims-Made Policies; provided, further, that in no event shall any member of the Remainco Group expend for such Claims-Made Policies, individually or in the aggregate, a premium amount in excess of 300% of the annual premiums paid by the Remainco Group as of date of the Original Disney Merger Agreement for such insurance. The members of the Remainco Group shall reasonably cooperate with any Person who is or was covered by any Claims-Made Policy, in each case, at or prior to the Distribution in their pursuit of any coverage claims under such Claims-Made Policies that could inure to the benefit of such Persons. The members of the Remainco Group shall allow the members of the FOX Group and their agents and representatives, upon reasonable prior notice and during regular business hours, to examine and make copies of the relevant Claims-Made Policies and shall provide such cooperation as is reasonably requested by the members of the FOX Group, their directors and their officers.

(d) Remainco and the other members of the Remainco Group (if applicable) shall consult with Disney with respect to the selection of the insurance carriers for any tail insurance policies Remainco obtains in respect of the Claims-Made Policies.

(e) To the extent that the proceeds from any Remainco or FOX insurance policy, as the case may be, are insufficient to cover any reimbursements for any Unrelated Claims, whether in part or as a whole, filed by Remainco and/or FOX (or any member of their respective Groups), the insurance proceeds available under such policies shall be paid on a “first come, first served” basis, with such determination being made based on the date that either Remainco or FOX (or any member of their respective Groups) submitted such Unrelated Claim under the applicable policy.

(f) If Remainco and FOX file Related Claims under any Remainco or FOX insurance policy, as the case may be, arising out of occurrences or events that occurred prior to the Distribution, each of FOX and Remainco shall receive a pro rata amount of the available insurance proceeds, based on the relationship the Loss incurred by each such Party bears to the total Loss to both such Parties from the occurrence or event underlying the Related Claims.

Section 5.04 Intellectual Property Matters. Without limiting the obligations under Section 5.01 and subject to the terms of any Ancillary Agreement, from and after the Distribution Closing, the Parties hereto agree, upon the other Party’s reasonable request and at the requesting Party’s cost, to (and to cause any relevant member of its Group to) execute and deliver any documents or instruments (including instruments of conveyance, assignment and transfer) and perform any actions (including making filings with Internet domain registries, the United States Patent and Trademark Office, the United States Copyright Office and similar foreign and successor offices or registries and making filings or transfers with the Internet Corporation for Assigned Names and Numbers-designated Trademark Clearinghouse) reasonably necessary or desirable to evidence, confirm, effect, perfect and/or record each Party’s (and the relevant members of its Group’s) right, title or interest in any Assets that consist of Intellectual Property that are allocated to such Party (or such member of its Group) pursuant to this Agreement or any Ancillary Agreement.

Section 5.05 Wrong Pockets; Mail and Other Communications; Payments. (a) (i) If at any time within forty-eight (48) months after the Distribution either Party discovers that any FOX Asset is held by Remainco or any of its Affiliates, Remainco will use reasonable best efforts to promptly procure the transfer of the relevant FOX Asset to FOX or an Affiliate of FOX nominated by FOX for no additional consideration or (ii) if at any time within forty-eight (48) months after the Distribution, either Party discovers that any Remainco Asset is held by FOX or any of its Affiliates, FOX will use reasonable best efforts to promptly procure the transfer of the relevant Remainco Asset to Remainco or an Affiliate of Remainco nominated by Remainco for no additional consideration; provided that, in the case of clause (i), none of Remainco or any of its Affiliates and, in the case of clause (ii), none of FOX or any of its Affiliates, shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party.

(b) The Parties agree that, with respect to the Assets set forth on Schedules 1.01(49)(v), 1.01(49)(viii)(G)(2), 1.01(49)(viii)(G)(3), 1.01(49)(viii)(G)(4) and the schedules of copyrights, trademarks, song titles and domain names set forth in Schedule 1.01(143)(vi), the procedures and agreements set forth on Schedule 5.05(b) shall govern for purposes of determining whether a Remainco Asset is held by FOX or any of its Affiliates or any FOX Asset is held by Remainco or any of its Affiliates.

(c) After the Distribution, Remainco and its Affiliates may receive mail, packages and other communications (including electronic communications) properly belonging to FOX and its Affiliates. After the Distribution, FOX and its Affiliates may receive mail, packages and other communications (including electronic communications) properly belonging to Remainco and its Affiliates. Accordingly, at all times after the Distribution, each of Remainco and FOX authorizes the other and their respective Affiliates to receive and open all mail, packages and other communications received by it and not unambiguously intended for the other Party (or its Affiliates) or any of the other Party’s (or its Affiliates’) officers or directors, and to retain the same to the extent that they relate to the Remainco Business (in the case of receipt by Remainco and its Affiliates) or the FOX Business (in the case of receipt by FOX and its Affiliates), or to the extent that they do not relate to the Remainco Business (in the case of receipt by Remainco and its Affiliates) or the FOX Business (in the case of receipt by FOX and its Affiliates), the receiving Party shall promptly after becoming aware thereof refer, forward or otherwise deliver such mail, packages or other communications (or, in case the same relate to both the Remainco Business and the FOX Business, copies thereof) to the other Party. The provisions of this Section 5.05(c) are not intended to, and shall not be deemed to, constitute an authorization by either Remainco or FOX (or any of their respective Affiliates) to permit the other (or its Affiliates) to accept service of process on its behalf, and neither Party is or shall be deemed to be the agent of the other for service of process purposes.

(d) After the Distribution, Remainco shall, or shall cause its applicable Affiliate to, promptly pay or deliver to FOX (or its designated Affiliates) any monies or checks that have been received by Remainco or any of its Affiliates after the Distribution to the extent they are (or represent the proceeds of) a FOX Asset.

(e) After the Distribution, FOX shall, or shall cause its applicable Affiliate to, promptly pay or deliver to Remainco (or its designated Affiliates) any monies or checks that have been received by FOX or any of its Affiliates after the Distribution to the extent they are (or represent the proceeds of) a Remainco Asset.

Section 5.06 Consumer Data. (a) Prior to the Distribution, Remainco shall in good faith seek to, but in each case (x) solely to the extent permitted by applicable Law and industry standards and (y) subject to Consents and Governmental Approvals and any restrictions imposed thereby (which restrictions shall only be set forth in writing or in a written agreement at Remainco’s sole and absolute discretion), retain, or cause to be provided to or retained by a member of the Remainco Group, copies of all Remainco Shared Platform Consumer Data and RSN Shared Platform Consumer Data. For the avoidance of doubt, the Parties acknowledge and agree that Remainco has no obligation to provide to any member of the Fox Group copies of any Consumer Data (i) relating to a Digital Platform allocated to any member of the Remainco Group pursuant to the terms of this Agreement or (ii) otherwise constituting a Remainco Asset; provided, however, that the foregoing shall not limit any rights of the Fox Group to own, use and retain any Consumer Data that is a Fox Asset, including, without limitation, any Remainco Shared Platform Consumer Data and RSN Shared Platform Consumer and to retain or receive a copy of any Consumer Data relating to a Digital Platform allocated to any member of the Remainco Group that is Consumer Data of a Fox Shared Platform Consumer.

(b) Remainco acknowledges that it shall maintain segregation of RSN Shared Platform Consumer Data from Remainco Shared Platform Consumer Data and, upon the sale of all or any portion of the RSN Divestiture Assets (and any related transfer of any RSN Shared Digital Platform), Remainco shall assign all of its rights to RSN Shared Platform Consumer Data in connection therewith, and following such assignment, Remainco shall have no rights to retain any such RSN Shared Platform Consumer Data.

Section 5.07 Review Committee. The Review Committee shall meet once per month, on a date unanimously determined by the members thereof, commencing in [•], 2019 for fifteen (15) months (and any other such time as the Review Committee may unanimously determine).

ARTICLE VI

ACCESS TO INFORMATION

Section 6.01 Agreement for Provision of Information. (a) Each of Remainco and FOX, on behalf of its respective Group, agrees to provide, or cause to be provided, to the other Party and its auditors, legal counsel and other designated representatives, at any time on or after the Distribution, as soon as reasonably practicable after written request therefor from such other Party, any Information in the possession or under the control of such respective Group (including access to such Group’s accountants, personnel and facilities, but only to the extent such Information is not already in the possession or control of the requesting Party) that (i) the requesting Party reasonably needs (A) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities Laws) by a Governmental Entity having jurisdiction over the requesting Party, (B) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit (other than, for the avoidance of doubt, any examinations or audits with respect to Taxes, which access with respect thereto is governed exclusively by the Tax Matters Agreement), accounting, claims, regulatory, litigation, Proceeding or other similar requirements, (C) to comply with its obligations under this Agreement or any Ancillary Agreement, or (D) for employee benefits or regulatory matters; (ii) that reasonably relates to the requesting Party or its business or (iii) for any other reasonable purposes; provided, however, that in the event that any Party reasonably determines that any such provision of Information could be commercially detrimental to such Party or any member of its Group, violate any Law or Contract to which such Party or member of its Group is a party or, subject to Section 6.08, waive any attorney-client or attorney work product privileges applicable to such Party or member of its Group, the Parties shall use reasonable efforts to provide any such Information and the Parties shall take all reasonable measures to comply with the obligations pursuant to this Section 6.01(a) in a manner that mitigates any such harm or consequence and prevents waiver of any privilege to the extent practicable.

(b) Until the end of the first full Remainco fiscal year occurring after the Distribution (and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for any period during which the financial results of the FOX Group were consolidated with those of the Remainco Group), each Party shall use its commercially reasonable efforts, to enable the other Party to meet its timetable for dissemination of its financial statements and enable such other Party’s auditors to timely complete their annual audit and review of quarterly financial statements. As part of such efforts, without limiting the generality of this Section 6.01(b), to the extent reasonably necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting (other than, for the avoidance of doubt, any examinations or audits with respect to Taxes, which access with respect thereto is governed exclusively by the Tax Matters Agreement), (i) each Party shall authorize and direct its auditors to make available to the other Party’s auditors, within a reasonable time period prior to the date of the requesting Party’s auditors’ opinion or review report, but at all times subject to any policies or procedures of the Party’s auditors, both (x) the personnel who performed or will perform the annual audits and quarterly review of FOX or Remainco, as applicable and (y) work papers related to such annual audits and quarterly reviews, to enable the requesting Party’s auditors to perform any procedures they consider reasonably necessary to take responsibility for the work of the other Party’s auditors as it relates to the requesting Party’s auditors’ opinion or report and (ii) until all governmental audits are complete, each Party shall provide reasonable access during normal business hours for the requesting Party’s internal auditors, counsel and other designated representatives to (x) the premises of such Party and its Subsidiaries (and all Information within the knowledge, possession or control of such Party and its Subsidiaries) and (y) the officers and employees of such Party and its Subsidiaries, so that the requesting Party may conduct reasonable audits relating to the financial statements provided by the other Party and its Subsidiaries; provided, however, that such access shall not be unreasonably disruptive to the business and affairs of the other Group.

(c) Neither Party shall have any Liability to the other Party in the event that any Information exchanged or provided pursuant to this Section 6.01 that is an estimate or forecast, or that is based on an estimate or forecast, is found to be inaccurate in the absence of willful misconduct by the providing Party.

(d) Notwithstanding the foregoing in this Section 6.01, and in no way limiting Section 6.05 of this Agreement, any access to Information or a Party’s accountants, personnel or facilities related to Taxes (including in the event of any examination, audit or Proceeding with respect to Taxes) shall be governed exclusively by the Tax Matters Agreement and no Party shall be granted any such access with respect to Taxes pursuant to this Section 6.01.

Section 6.02 Ownership of Information. Any Information owned by one Group that is provided to a requesting Party pursuant to Section 6.01 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein or in any Ancillary Agreement, nothing contained in Section 6.01 shall be construed as granting or conferring rights of license or otherwise in any such Information.

Section 6.03 Compensation for Providing Information. The Party requesting any Information referenced in Section 6.01(a) or access pursuant to Section 6.01(b) agrees to reimburse the other Party for the reasonable out-of-pocket costs, if any, and personnel costs of creating, gathering and copying such Information or for providing explanations of Information provided, or for providing access to Information, to the extent that such costs are incurred for the benefit of the requesting Party by or on behalf of such other Party’s Group; provided, however, that the providing Party shall not be entitled to reimbursement for the costs of salaries and benefits of employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing. Except as may be specifically provided elsewhere in this Agreement or in any other Ancillary Agreement, such costs shall be computed in accordance with the providing Party’s reasonable standard methodology and procedures.

Section 6.04 Record Retention (a) Subject to Section 6.04(b) and the terms of any Ancillary Agreements, to facilitate the possible exchange of Information pursuant to this Article VI and other provisions of this Agreement after the Distribution, the Parties and their Subsidiaries agree to, after the Distribution, use their commercially reasonable efforts to retain all Information in their respective possession or control as of the date of the Distribution in accordance with the policies or ordinary course practices of Remainco in effect on the date of the Distribution (including any Information that is subject to a “litigation hold” prior to the date of the Distribution) or such other policies or practices as may be reasonably adopted by the appropriate Party after the Distribution; provided, however, that at all times such Information shall be retained until the latest of (x) such date as may be required by applicable Law, (y) such date as may be required pursuant to the Pre-Distribution Retention Policy or (z) the time any retention obligation with regard to such Information related to a pending or threatened claim, demand or Proceeding which is known to the members of the Group in possession of such Information that would otherwise expire; provided, that the members of the Group will not be deemed to have known about a pending or threatened claim, demand or Proceeding unless any member has actual knowledge or the FOX Group or the Remainco Group, as applicable, which is in possession of such Information has notified the other Party in writing pursuant to a “litigation hold” of the relevant pending or threatened claim, demand or Proceeding (the applicable date with respect to any particular Information, the “Record Retention Release Date”). Each Party acknowledges that Information in its or in a member of its Group’s possession, custody or control as of the date of the Distribution and held thereafter may include Information owned by another Party or a member of another Party’s Group and not related to (i) it or its relevant business or (ii) any Ancillary Agreement to which it or any member of its Group is a Party. Notwithstanding such possession, custody or control, such Information shall remain the property of such other Party or member of such other Party’s Group, and each Party agrees that any such Information is to be treated as Confidential Information of the Party or Parties to which it relates and handled in accordance with the terms of this Agreement.

(b) Record Destruction

(i) Notwithstanding the obligations of Section 6.04(a) and subject to the terms of any Ancillary Agreement, at any time following the Distribution, each Party shall promptly, after receiving a written request of the other Party, return to the other Party any or all Confidential Information it has received from the other Party in a tangible form including any copies thereof and portions thereof or extracts therefrom incorporated into any analyses, studies, memoranda, computer runs, notes or other documents prepared by it or its Representatives, or certify to the other Party that it has (1) destroyed such Confidential Information (and such copies thereof and such notes, extracts or summaries based thereon) and (2) purged such Confidential Information from its databases, files and other systems and not retained any copy of such Confidential Information (including, if applicable, by transferring such Confidential Information to the Party to which such Confidential Information belongs), or if such purging is not practicable, to encrypt or otherwise make unreadable or inaccessible such Confidential Information, as directed by the other Party; provided, however, that each Party (i) shall be entitled to retain any Confidential Information to the extent necessary to comply with any applicable Law or in connection with any legal Proceeding that seeks disclosure of any Confidential Information and (ii) shall not be required to destroy or purge ordinary course archives or backups to the extent such archives or backups are made unreadable or inaccessible.

(ii) Subject to the terms of any Ancillary Agreement, upon the occurrence of the Record Retention Release Date applicable to any Information which is Confidential Information of the other Party, the Party in possession of such Confidential Information shall use commercially reasonable efforts to, as soon as reasonably practicable, after the occurrence of the Record Retention Release Date, (1) destroy such Confidential Information (and such copies thereof and such notes, extracts or summaries based thereon) of the other Party and (2) purge such Confidential Information from its databases, files and other systems and not retain any copy of such Information (including, if applicable, by transferring such Confidential Information to the Party to which such Confidential Information belongs), or if such purging is not practicable, to encrypt or otherwise make unreadable or inaccessible such Confidential Information, in each case (clauses (1) and (2)), in compliance with Section 6.04(b)(iii); provided, however, that each Party (i) shall be entitled to retain any Confidential Information to the extent necessary to comply with any applicable Law or in connection with any legal Proceeding that seeks disclosure of any Confidential Information and (ii) shall not be required to destroy or purge ordinary course archives or backups to the extent such archives or backups are made unreadable or inaccessible.

(iii) From the date of the Distribution until the date that is thirty-six (36) months after the Distribution, prior to destroying or disposing of any bulk physical or electronic records or archives that contain such Information that is to be destroyed or disposed of in accordance with this Section 6.04(b) or any other bulk physical or electronic records or archives that contain Information which is appropriately the property of the other Party (A) the Party proposing to dispose of or destroy any such bulk physical or electronic records or archives shall use its commercially reasonable efforts to provide no less than thirty (30) days’ prior written notice to the other Party, specifying the Information proposed to be destroyed or disposed of and (B) if, prior to the scheduled date for such destruction or disposal, the other Party requests in writing that some or all such bulk physical or electronic records or archives proposed to be destroyed or disposed of be delivered to such other Party, the Party proposing to dispose of or destroy such bulk physical or electronic records or archives shall promptly arrange for the delivery of such bulk physical or electronic records or archives to a location specified by, and at the expense of, the requesting Party; provided, however, that in the event that any Party reasonably determines that any such provision of Information violates any Law or Contract to which such Party or member of its Group is a party, or would waive any attorney-client or attorney work product privileges applicable to such Party or member of its Group, the Parties shall take all reasonable measures to permit the compliance with the obligations pursuant to this Section 6.04 in a manner that avoids any such harm or consequence; provided, further, that the Party required to deliver such bulk physical or electronic records or archives shall be entitled to remove from such records and archives (and not deliver) any Information which relates exclusively to the Business of such Party.

(c) Notwithstanding anything to the contrary set forth herein, after the Distribution, Information relating to the Remainco Business or FOX Business that is in the possession of the other Party as of the date of the Distribution by virtue of the fact it is commingled with, and not reasonably extricable from, Information that is properly considered the property of such Party in the operation of its business and cannot be reasonably returned or destroyed pursuant to Section 6.04(b) may continue to be held by such Party in possession of the Information and may only be used in the operation of, in the case of FOX, the FOX Business, and, in the case of Remainco, the Remainco Business; provided, that such use is not competitive in nature with such other Party, and may be used only so long as the Information properly relating to the other Party’s business is treated as Confidential Information and is maintained in confidence and not disclosed in accordance with Section 6.07.

(d) Notwithstanding Section 6.04(a) and Section 6.04(b), after the Distribution, no Party shall destroy any Information at any time during which the destruction of such Information could interfere with a pending or threatened investigation by a Governmental Entity which is known to the members of the Group in possession of such Information until the time any retention obligation with regard to such Information has otherwise expired.

(e) In the event of either Party’s or any of its Subsidiaries’ inadvertent failure to comply with its applicable document retention policies as required under this Section 6.04, such Party shall be liable to the other Party solely for the amount of any monetary fines or penalties imposed or levied against such other Party by a Governmental Entity (which fines or penalties shall not include any Liabilities asserted in connection with the claims underlying the applicable Proceeding, other than fines or penalties resulting from any claim of spoliation) as a result of such other Party’s inability to produce Information caused by such inadvertent failure.

Section 6.05 Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in this Agreement or any Ancillary Agreement. The provisions of Section 6.01 though Section 6.07 shall not apply to matters that are specifically governed by the Tax Matters Agreement, the Employee Matters Agreement, the Transition Services Agreement or any other Ancillary Agreement.

Section 6.06 Control of Litigation; Production of Witnesses; Records; Cooperation. (a) Subject to Section 4.05, from and after the Distribution, FOX (or an applicable member of the FOX Group) shall be responsible for managing, and shall have the authority to manage, the defense or prosecution, as applicable, and resolution (including settlement) of any Proceeding by FOX or the FOX Group, and Remainco (or an applicable member of the Remainco Group) shall be responsible for managing, and shall have the authority to manage, the defense or prosecution, as applicable, and resolution (including settlement) of any Proceeding by Remainco or the Remainco Group.

(b) From and after the Distribution, except in the case of Proceedings by one member of one Group against a member of the other Group (which shall be governed by such discovery rules as may be applicable thereto), each Party shall use its commercially reasonable efforts to make available to the other Party, upon reasonable written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, Records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, Records or other documents may reasonably be required in connection with any Proceedings in which the requesting Party may from time to time be involved, regardless of whether such Proceedings is a matter with respect to which indemnification may be sought hereunder. The requested Party agrees to make the designated person or persons available to the requesting Party upon reasonable notice to the same extent such requested Party would have made such person available if the Distribution had not occurred. The requesting Party agrees to cooperate with the requested Party in giving consideration to such Persons’ business demands. The requesting Party shall bear all reasonable out-of-pocket costs and expenses, including reasonable legal fees and expenses, in connection therewith (but which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses).

(c) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third Party Claim, the Indemnified Party shall use its commercially reasonable efforts to make available to the Indemnifying Party, upon reasonable written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be. The requested Party agrees to make the designated Person or Persons available to the requesting Party upon reasonable notice to the same extent such requested Party would have made such Person available if the Distribution had not occurred. The requesting Party agrees to cooperate with the requested Party in giving consideration to such Persons’ business demands. The Indemnifying Party shall bear all reasonable out-of-pocket expenses, including reasonable legal fees and expenses, in connection therewith (but which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses).

(d) Without limiting the foregoing, the Parties shall cooperate and consult, and shall cause each member of its respective Group to cooperate and consult, to the extent reasonably necessary with respect to any Proceedings and any Related Claims with respect thereto.

Section 6.07 Confidentiality. (a) General. Each Party acknowledges that such Party has in its possession and, in connection with this Agreement and the Ancillary Agreements, such Party will receive, nonpublic, confidential or proprietary Information, including knowledge, Information or materials whether of a technical or financial nature or otherwise relating to the business or affairs of the other Party (including any Subsidiary or Affiliate thereof), including memoranda, notes, analyses compilations, studies and other materials prepared by or for the receiving Party which contain or reflect such knowledge, Information or materials, or Information received from a third party that a Party is required to treat as confidential (“Confidential Information”); provided that “Confidential Information” shall not include Information that (i) is or becomes generally available to the public other than as a result of a breach of this Agreement by the receiving Party or its Representatives or (ii) becomes available to the receiving Party on a nonconfidential basis from a source other than the disclosing Party, Disney (or its Affiliates) or their respective Representatives, provided that such source is not known by the receiving Party to be bound by a confidentiality agreement or other legal or fiduciary obligation of secrecy to the disclosing Party, Disney (or its Affiliates) or its respective Representatives or (iii) is independently developed by the receiving Party or its Affiliates without use of or reference to Confidential Information.

(b) No Release. Subject to Section 6.07(c) and except as otherwise required by Law or legal process or by any Governmental Entity, Remainco, on behalf of itself and each of its Affiliates, and FOX, on behalf of itself and each of its Affiliates, hereby agree to, from and after the Distribution, hold or cause to be held, and to cause its or its Affiliates’ respective directors, officers and employees, auditors, agents, third party contractors, vendors, accountants and advisors (including legal, financial and accounting advisors) (collectively, “Representatives”) to hold all Confidential Information in strict confidence, with at least the same degree of care that such Party applies to its own confidential and proprietary Information pursuant to its applicable policies and procedures in effect as of the Distribution, to not disclose such Confidential Information to any Person other than those of its or its Affiliates’ Representatives who need to know such Confidential Information in connection with the performance of such Party’s and its Affiliates’ obligations under this Agreement or any Ancillary Agreement and to not use such Confidential Information for any purpose other than for such purpose as may be expressly permitted hereunder or in any Ancillary Agreement or to comply with its own obligations pursuant to this Agreement or any Ancillary Agreement, except, in each case, as may be required by Section 6.07(c). Each Party shall ensure that, from and after the Distribution, each Representative to whom it discloses Confidential Information complies with the receiving Party’s obligations hereunder regarding that Confidential Information, and in the case of any Representative who is not an Affiliate of the receiving Party, such Representative is bound by confidentiality restrictions and limitations which are at least as restrictive as those terms imposed upon the receiving Party as contained herein. As of the Distribution, Remainco, on behalf of itself and each of its Affiliates, and FOX, on behalf of itself and each of its Affiliates agrees that such Party will be solely responsible for any disclosure or use of Confidential Information by a Representative that would constitute a breach of this Agreement if made by such Party.

(c) Protective Arrangements. In the event that, from and after the Distribution, a receiving Party or any of its or its Affiliates’ Representatives are requested or required to disclose any of the disclosing Party’s Confidential Information in a Proceeding or are otherwise legally compelled (including by deposition, interrogatory, requests for documents, subpoena, civil investigative demand or similar process) or are compelled by any rule, regulation or policy statement of any national securities exchange, market or automated quotation system to disclose any of the Confidential Information, such receiving Party will provide the disclosing Party with prompt written notice of the existence, terms and circumstances of such request (to the extent legally permitted and not impracticable in light of the circumstances) so that such disclosing Party may seek an appropriate protective order or other remedy (and, if the disclosing Party seeks such an order, the receiving Party will provide such cooperation as the disclosing Party shall reasonably request at the expense of the disclosing Party). If disclosure of such information is required and no such protective order or other remedy is obtained, then the receiving Party and its Representatives may, without liability hereunder, disclose only that portion of the Confidential Information that is legally required to be disclosed (and only in the manner required to be disclosed), and upon the request and at the expense of the disclosing Party, and shall exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information which the disclosing Party so designates.

Section 6.08 Privileged Information. (a) Pre-Distribution Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Distribution have been and will be rendered for the mutual benefit of all of the members of the Remainco Group and the FOX Group, and that when such services are provided for their mutual benefit, all of the members of the Remainco Group and the FOX Group should be deemed to be the client with respect to such pre-Separation services for the purposes of asserting all privileges which may be asserted under applicable Law, and that each of FOX (on behalf of itself and the other members of the FOX Group) and Remainco (on behalf of itself and the other members of the Remainco Group) acknowledges it has obtained Information prior to the Distribution that is or may continue to be protected from disclosure pursuant to the attorney-client privilege, the work product doctrine, the common interest and joint defense doctrines or other applicable privileges (“Privileged Information”).

(b) Post-Distribution Services. Each of FOX (on behalf of itself and the other members of the FOX Group) and Remainco (on behalf of itself and the other members of the Remainco Group) acknowledges that (i) each member of the FOX Group and the Remainco Group has or may obtain Information that is or may be Privileged Information; (ii) actual, threatened or future litigation, investigations, Proceedings (including arbitration proceedings), claims or other legal matters have been or may be asserted by or against, or otherwise affect, some or all members of the FOX Group or the Remainco Group (“Litigation Matters”); (iii) members of the FOX Group and the Remainco Group have or may in the future have a common legal interest in Litigation Matters, in the Privileged Information and in the preservation of the protected status of the Privileged Information; and (iv) each of FOX and Remainco (on behalf of itself and the other members of its Group) intends that the transactions contemplated by this Agreement, the Ancillary Agreements, the Disney Merger Agreement and the Transaction Documents (as defined in the Disney Merger Agreement) and any transfer of Privileged Information in connection herewith or therewith shall not operate as a waiver of any applicable privilege or protection afforded Privileged Information. With respect to such Privileged Information from and after the Distribution, the Parties agree as follows:

(i) Remainco shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with Privileged Information which relates solely to the Remainco Business, whether or not the Privileged Information is in the possession of or under the control of Remainco or FOX. Remainco shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with Privileged Information that relates solely to the subject matter of any claims constituting Remainco Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by Remainco, whether or not the Privileged Information is in the possession of or under the control of Remainco or FOX.

(ii) FOX shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with Privileged Information which relates solely to the FOX Business, whether or not the Privileged Information is in the possession of or under the control of Remainco or FOX. FOX shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with Privileged Information that relates solely to the subject matter of any claims constituting FOX Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by FOX, whether or not the Privileged Information is in the possession of or under the control of Remainco or FOX. Subject to Section 6.08(b)(v), the parties acknowledge and agree that any and all Privileged Information with respect to this Agreement, the Ancillary Agreements, the Disney Merger Agreement, the Transaction Documents and the negotiations, structuring and transactions contemplated hereby and thereby belonging to or possessed by the Remainco Group prior to the Separation shall be deemed to relate solely to the FOX Business. Subject to Section 6.08(b)(v), upon the consummation of the Distribution, (A) any advice given by or communications with each of the parties set forth on Schedule 6.08(b)(ii) (“Counsel”), to the extent it relates to this Agreement, the Ancillary Agreements, the Disney Merger Agreement, the Transaction Documents and/or negotiations, structuring and transactions contemplated hereby or thereby, shall not be a shared privilege and shall be deemed to relate solely to the FOX Business and (B) any advice given or communications with in-house counsel of Remainco prior to the Separation, to the extent it relates to this Agreement, the Ancillary Agreements, the Merger Agreement, the Transaction Documents and/or the negotiations, structuring and transactions contemplated hereby or thereby, shall not be a joint privilege and shall be deemed to relate solely to the FOX Business.

(iii) If the Parties do not agree as to whether certain Information is Privileged Information, then such Information shall be treated as Privileged Information, and the Party that believes that such Information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such Information until such time as it is finally judicially determined that such Information is not Privileged Information or unless the Parties otherwise agree. Notwithstanding Section 10.11, the Parties shall use the JAMS Streamlined Arbitration Rule & Procedures to resolve any disputes as to whether any Privileged Information relates solely to the Remainco Business, solely to the FOX Business, or to both the Remainco Business and the FOX Business.

(iv) Shared Privilege. (1) The Parties agree that following the Distribution they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 6.08, with respect to all privileges not allocated pursuant to the terms of Section 6.08(b)(i), (ii) or (iii). Following the Distribution, no Party may waive any privilege which could be asserted under any applicable Law, in which any other Party has a shared privilege, without the consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed, or as provided in Section 6.08(b)(v) or Section 6.08(d) below. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within twenty (20) days after notice upon the other Party requesting such consent.

(2) FOX and Remainco (for itself and on behalf of the Remainco Group) hereby agree that, in the event that any dispute, or any other matter in which the interests of FOX, its Affiliates and its direct and indirect equity holders, on the one hand, and Remainco, its Affiliates and its direct and indirect equity holders, on the other hand, are adverse, arises after the Distribution between FOX, its Affiliates and its direct and indirect equity holders, on the one hand, and Remainco, its Affiliates and its direct and indirect equity holders, on the other hand, Counsel may represent FOX, its Affiliates and its direct and indirect equity holders in such dispute, even though the interests of FOX, its Affiliates and its direct and indirect equity holders may be directly adverse to Remainco, its Affiliates and its direct and indirect equity holders; provided, that, no member of the FOX Group will engage Counsel, without the prior written consent of Remainco, to represent a member of the FOX Group in a Proceeding initiated by a member of the Remainco Group or a member of the FOX Group that is directly adverse to a member of the Remainco Group or the FOX Group, as applicable.

(v) The provisions of this Section 6.08 shall not apply to any and all Privileged Information with respect to Taxes, which shall be governed exclusively by the Tax Matters Agreement.

(c) In the event of any litigation or dispute between or among any of the Parties, or any members of their respective Groups, either such Party may use for the purpose of such dispute Information in which the other Party or member of such Group has a shared privilege, without obtaining the consent of the other Party; provided, that such use shall not operate as a waiver of the shared privilege with respect to third parties.

(d) If a dispute arises between or among the Parties or their respective Subsidiaries regarding whether a privilege should be waived to protect or advance the interest of any Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Parties, and shall not unreasonably withhold consent to any request for waiver by another Party.

(e) From and after the Distribution, upon receipt by any Party or by any Subsidiary thereof of any subpoena, discovery or other request which arguably calls for the production or disclosure of Information subject to a shared privilege or as to which another Party has the sole right hereunder to assert a privilege, or if any Party obtains knowledge that any of its or any of its Subsidiaries’ current or former directors, officers, agents or employees have received any subpoena, discovery or other request which arguably calls for the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the information and to assert any rights it or they may have under this Section 6.08 or otherwise to prevent the production or disclosure of such Privileged Information.

(f) From and after the Distribution, in the event that both a member or members of the FOX Group and the Remainco Group are co-parties in the same Proceeding, the appropriate member or members of each Group will enter into a mutually acceptable joint defense or common interest agreement, so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of any Group.

(g) The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of Remainco and FOX as set forth in Section 6.07 and Section 6.08, to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges following the Distribution as provided in Section 6.07 and Section 6.08. The access to Information, provision of witnesses and individuals, the furnishing of notices and documents and other cooperative efforts and the transfer of Privileged Information between and among the Parties and their respective Subsidiaries contemplated by this Article VI shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

Section 6.09 Compliance with Laws and Agreements. Nothing in this Article VI shall be deemed to require any Person to provide any Information if doing so would, in the opinion of counsel to such Person, be inconsistent with any obligation applicable to such Person under applicable Law.

Section 6.10 Transfer and Protection of Information Pursuant to Data Transfer Agreement. In addition to any other rights and obligations set forth in this Agreement and the Ancillary Agreements, the Data Transfer Agreement shall apply with respect to the transfer and protection of Information in connection with transfers of any Information under this Agreement and any other Ancillary Agreements; provided, however, that the Data Transfer Agreement shall not apply to the Transition Services Agreement.

ARTICLE VII

NO REPRESENTATION OR WARRANTY

Section 7.01 NO REPRESENTATIONS OR WARRANTIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, EACH PARTY, ON BEHALF OF ITSELF AND ALL MEMBERS OF ITS GROUP, UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT (AND

EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY REMAINCO (AND ONLY REMAINCO) TO DISNEY IN THE DISNEY MERGER AGREEMENT), (A) NO MEMBER OF THE REMAINCO GROUP, THE FOX GROUP OR ANY OTHER PERSON IS, IN THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR IN ANY OTHER AGREEMENT OR DOCUMENT, MAKING ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, TO ANY PARTY OR ANY MEMBER OF ANY GROUP IN ANY WAY WITH RESPECT TO ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THE BUSINESS, ASSETS (OR TITLE THERETO), CONDITION OR PROSPECTS (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOLVING, ANY REMAINCO ASSETS, ANY REMAINCO LIABILITIES, THE REMAINCO BUSINESS, ANY FOX ASSETS, ANY FOX LIABILITIES OR THE FOX BUSINESS, (B) EACH PARTY AND EACH MEMBER OF EACH GROUP SHALL TAKE ALL OF THE ASSETS, BUSINESS AND LIABILITIES TRANSFERRED TO, RETAINED BY OR ASSUMED BY IT PURSUANT TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT ON AN “AS IS, WHERE IS” BASIS, AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A SPECIFIC PURPOSE OR OTHERWISE ARE HEREBY EXPRESSLY DISCLAIMED, AND (C) NONE OF REMAINCO, FOX OR ANY MEMBERS OF THE REMAINCO GROUP OR THE FOX GROUP OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE SEPARATION, THE DISTRIBUTION OR THE ENTERING INTO OF THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, EACH PARTY AND EACH MEMBER OF EACH GROUP SHALL BEAR THE ECONOMIC AND LEGAL RISK THAT ANY CONVEYANCES OF ASSETS SHALL PROVE TO BE INSUFFICIENT OR THAT THE TITLE OF ANY MEMBER OF ANY GROUP TO ANY ASSETS SHALL BE OTHER THAN GOOD AND MARKETABLE AND FREE FROM ENCUMBRANCES. NOTWITHSTANDING ARTICLE IV, NO PARTY SHALL HAVE ANY LIABILITY TO THE OTHER PARTY IF ANY INFORMATION EXCHANGED OR PROVIDED PURSUANT TO THIS AGREEMENT THAT IS AN ESTIMATE OR FORECAST, OR WHICH IS BASED ON AN ESTIMATE OR FORECAST, IS FOUND TO BE INACCURATE. NO PARTY SHALL HAVE ANY LIABILITY TO THE OTHER PARTY IN CONNECTION WITH INFORMATION DISPOSED OF OR DESTROYED AFTER USING ITS COMMERCIALLY REASONABLE EFFORTS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 6.04.

ARTICLE VIII

CONDITIONS

Section 8.01 Conditions. The respective obligations of Remainco and FOX to consummate the Separation shall be subject to the prior or substantially concurrent satisfaction or waiver of each of the following conditions:

(a) The Charter Amendment shall have become effective.

(b) The conditions set forth in Article VI of the Disney Merger Agreement shall have been satisfied (other than the conditions set forth in Section 6.01(a) of the Disney Merger Agreement and the other conditions therein that by their nature are to be satisfied at the Closing (as defined in the Disney Merger Agreement) or pursuant to this Agreement or the Ancillary Agreements).

ARTICLE IX

TERMINATION

Section 9.01 Termination by Mutual Consent. This Agreement or any Ancillary Agreement may be terminated and the Separation may be abandoned at any time prior to the Distribution Effective Time by mutual written consent of Remainco and Disney, by action of their respective boards of directors. After the Mergers, this Agreement may not be terminated except by an agreement in writing signed by Remainco and FOX.

Section 9.02 Automatic Termination. This Agreement shall be terminated and the Separation shall be abandoned at any time prior to the Distribution Effective Time automatically and without any further action by any Person in the event that (and at such time as) the Disney Merger Agreement is terminated pursuant to Article VII thereof.

Section 9.03 Effect of Termination. In the event of any termination of this Agreement prior to consummation of the Distribution, neither Party (nor any of its directors or officers or member of such Party’s Group) shall have any Liability or further obligation to the other Party.

ARTICLE X

MISCELLANEOUS

Section 10.01 Complete Agreement; Representations. (a) This Agreement, including any exhibits and schedules hereto, and the Ancillary Agreements, contain all of the terms, conditions and representations and warranties agreed upon or made by the parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their representatives, oral or written, respecting such subject matter.

(b) Remainco represents on behalf of itself and each other member of the Remainco Group and FOX represents on behalf of itself and each other member of the FOX Group as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform each of this Agreement and each other Ancillary Agreement to which it is a party and to consummate the transactions contemplated by such agreements; and

(ii) this Agreement has been duly executed and delivered by such Person (if such Person is a Party) and constitutes a valid and binding agreement of it enforceable in accordance with the terms hereof (assuming the due execution and delivery thereof by the other Party), and each of the other Ancillary Agreements to which it is or will be a party is or will be duly executed and delivered by it and will constitute a valid and binding agreement of it enforceable in accordance with the terms thereof (assuming the due execution and delivery thereof by the other party or parties to such Ancillary Agreements), except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other Laws relating to creditors’ rights generally and by general equitable principles.

Section 10.02 Costs and Expenses; Payment. Except as expressly provided in this Agreement or any Ancillary Agreement, Remainco shall bear all direct and indirect costs and expenses of any member of the FOX Group or Remainco Group incurred in connection with the negotiation, preparation and execution of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby; provided, that, except as otherwise expressly provided in this Agreement or any Ancillary Agreement, from and after the Distribution, each Party shall bear its own direct and indirect costs and expenses related to its performance of this Agreement or any Ancillary Agreement. Except as expressly provided in this Agreement or any Ancillary Agreement, any amount payable pursuant to this Agreement or any Ancillary Agreement by one Party (or any member of such Party’s Group) shall be paid within thirty (30) days after presentation of an invoice or a written demand by the Party entitled to receive such payments. Such demand shall include documentation setting forth the basis for the amount payable.

Section 10.03 Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

Section 10.04 Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (a) on the date sent by email of a portable document format (PDF) document if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient (provided, however, that notice given by email shall not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 10.04 or (ii) the receiving party delivers a written confirmation of receipt of such notice either by email or any other method described in this Section 10.04 (excluding “out of office” or other automated replies)), (b) when delivered, if delivered personally to the intended recipient, and (c) one Business Day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a Party at the address for such Party set forth on a schedule to be delivered by each Party to the other Party at least five (5) Business Days prior to the Distribution.

Section 10.05 Exhibits and Schedules. The exhibits and schedules hereto shall be construed with and be an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the exhibits or schedules constitutes an admission of any liability or obligation of any member of the Remainco Group or the FOX Group or any of their respective Affiliates to any third party, nor, with respect to any third party, an admission against the interests of any member of the Remainco Group or the FOX Group or any of their respective Affiliates. The inclusion of any item or liability or category of item or liability on any exhibit or schedule is made solely for purposes of allocating potential liabilities among the Parties and shall not be deemed as or construed to be an admission that any such liability exists.

Section 10.06 Modification or Amendment. This Agreement may only be amended, modified or supplemented in a writing signed on behalf of, (a) at or prior to the Wax Merger, each of Remainco, FOX and Disney and (b) after the Wax Merger, each of Remainco and FOX.

Section 10.07 Waiver.

(a) Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the Party against whom the waiver is to be effective.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law. Any waiver pursuant to this Section 10.07 shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of another term or condition of this Agreement.

Section 10.08 Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. No Party to this Agreement may assign or delegate, by operation of Law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other Party to this Agreement and, if prior to the Wax Merger, of Disney, which any such Party or Disney may withhold in its absolute discretion, except that (x) each Party hereto may assign any or all of its rights and interests hereunder to an Affiliate and (y) each Party may assign any of its obligations hereunder to an Affiliate; provided, however, that such Affiliate agrees to be bound by all of the terms conditions and provisions contained therein; provided further, such assignment shall not relieve such Party of any of its obligations hereunder unless agreed to by the non-assigning Party (and, if prior to the Wax Merger, Disney). Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties hereto, Disney and their respective successors and permitted assigns. Any assignment in contravention of this Section 10.08 shall be null and void ab initio.

Section 10.09 Third Party Beneficiaries. Except (i) for Disney, which, prior to the Wax Merger, is an express third party beneficiary of this Agreement, (ii) as provided in Article IV relating to Indemnified Parties and (iii) as specifically provided in any Ancillary Agreement, this Agreement is solely for the benefit of each Party hereto and its respective Affiliates, successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person, and should not be deemed to confer upon any third party any remedy, claim, liability, reimbursement, Proceedings or other right in excess of those existing without reference to this Agreement.

Section 10.10 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by facsimile or by attachment to electronic mail in portable document format (PDF)), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

Section 10.11 Dispute Resolution. (a) In the event of any claim, controversy or dispute between or among any of the Parties hereto arising out of or related to this Agreement or any Ancillary Agreement, including with respect to the validity, intent, interpretation, performance, enforcement, breach or termination of this Agreement and/or any Ancillary Agreement (a “Dispute”), the provisions of this Section 10.11 shall apply (other than with respect to certain matters related to Schedule 2.02(c), to which the procedures set forth in Schedule 2.02(c) shall apply as provided in Schedule 2.02(c)), unless, in the case of an Ancillary Agreement, as otherwise expressly specified therein.

(b) At such time as a Dispute arises, either party may deliver written notice of such Dispute (a “Dispute Notice”). Upon delivery of a Dispute Notice, the general counsels of the ultimate parent companies of the Parties and/or such other executive officer of a Party or its ultimate parent company designated by the relevant Party in writing shall negotiate for a reasonable period of time to settle such Dispute; provided, however, that such reasonable period shall not, unless otherwise agreed by the relevant Parties in writing, exceed thirty (30) days from the date of receipt by a Party of the Dispute Notice (the “Pre-Negotiation Period”).

(i) With respect to the subject Dispute, no Party shall be entitled to rely upon the expiry of any limitations period or contractual deadline during the period between the date of receipt of the Dispute Notice and the date of any arbitration being commenced under this Section 10.11 with respect to the Dispute.

(ii) All offers, promises, conduct and statements, whether oral or written, made in the course of the Pre-Negotiation Period by any of the Parties, their agents, employees, experts and attorneys are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other Proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the negotiation.

(c) If a Dispute has not been resolved in writing for any reason within the Pre-Negotiation Period, such Dispute may be submitted, at the request of any Party, to binding arbitration administered by JAMS pursuant to the JAMS Comprehensive Arbitration Rules & Procedures then in effect (the “JAMS Rules”), provided, however, that the pendency of the Pre-Negotiation Period shall not prohibit a Party from commencing arbitration under the JAMS Rules to the extent necessary to seek immediate injunctive relief or other remedial relief authorized by Law (including through an emergency arbitrator appointed pursuant to Rule 2(c) of the JAMS Rules) and/or seeking interim relief in the forms provided by Section 10.11(i) hereof.

(d) The arbitration shall be conducted by a single arbitrator who shall be a retired judge (unless otherwise mutually agreed by the Parties). The seat of arbitration shall be New York, New York and the arbitration proceedings shall be conducted in the English language. If the Parties are unable or fail to agree upon the arbitrator within fifteen (15) business days after JAMS receives the demand for arbitration, the arbitrator shall be selected in accordance with the JAMS Rules.

(i) The arbitrator shall be neutral, independent and impartial. For the avoidance of doubt, no party may have any ex parte communication with the arbitrator, except that a party may have ex parte communication with the arbitrator as necessary to secure the arbitrator’s services and to assure the absence of conflicts.

(ii) The arbitrator shall have a least fifteen (15) years of experience in the legal profession (unless otherwise mutually agreed by the Parties).

(e) The arbitrator shall apply the Law governing the contract as set forth in Section 10.03 hereof.

(f) In addition to any other discovery provided for under the JAMS Rules and permitted by the arbitrator, Rule 17(b) of the JAMS Rules shall be modified to entitle the claimant(s) (collectively) and respondent(s) (collectively) to take at least three (3) depositions. The arbitrator may grant additional depositions in its discretion and regulate the length of all depositions

(g) The arbitrator, upon the request of a party to a Dispute and subject to the JAMS Rules, may join any Party to this Agreement to the arbitration proceedings and may make a single award determining all Disputes between them. Each of the Parties consents to be joined to any arbitration proceedings in relation to any Dispute at the request of a party to that Dispute. Where the same arbitrator has been appointed in relation to two or more Disputes, the arbitrator may, upon the request of any party to the Disputes, order that the whole or part of the matters at issue shall be heard together upon such terms or conditions as the arbitrator sees fit.

(h) For the avoidance of doubt, the Parties expressly agree that all issues of arbitrability, including all issues concerning the propriety and timeliness of the commencement of the arbitration (including any defense based on a statute of limitation, if applicable), the jurisdiction of the arbitrator, and the procedural conditions for arbitration, shall be finally and solely determined by the arbitrator.

(i) Without derogating from Section 10.11(j) below, the arbitrator or an emergency arbitrator, as applicable, shall have the full authority to grant any pre-arbitral injunction, pre-arbitral attachment, interim or conservatory measure, temporary injunctive relief or other order in aid of arbitration proceedings (“Interim Relief”). The parties shall exclusively submit any application for Interim Relief to only: (A) the arbitrator; or (B) prior to the appointment of the arbitrator, an emergency arbitrator appointed in the manner provided for in the JAMS Rules. Any Interim Relief so issued shall, to the extent permitted by applicable Law, be deemed a final arbitration award for purposes of enforceability, and, moreover, shall also be deemed a term and condition of this Agreement subject to specific performance in Section 10.12(b) below. The foregoing procedures shall constitute the exclusive means of seeking Interim Relief, provided, however, that (i) the arbitrator shall have the power to continue, review, vacate or modify any Interim Relief granted by an emergency arbitrator; (ii) in the event an emergency arbitrator or the arbitrator issues an order granting, denying or otherwise addressing Interim Relief (a “Decision on Interim Relief”), any Party may apply to enforce or require specific performance of such Decision on Interim Relief in any court of competent jurisdiction; and (iii) either Party shall retain the right to apply for freezing orders to prevent the improper dissipation of transfer of assets to a court of competent jurisdiction, and, for such purpose, each of the parties hereby consents and submits to the exclusive jurisdiction and venue of the courts of the State of New York and the federal courts of the United States of America located within the Borough of Manhattan in the City of New York (the “New York Courts”).

(j) The arbitrator shall have the power to grant any remedy or relief that it judges lawful and appropriate and that is in accordance with the terms of this Agreement, including specific performance and temporary or final injunctive relief, provided, however, that the arbitrator shall have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement or any Ancillary Agreement, nor any right or power to award punitive, exemplary or treble damages, unless in connection with indemnification for a Third-Party Claim (and in such case, only to the extent awarded in a Third-Party Claim). The arbitrator shall not decide as amiable compositeur or ex aequo et bono.

(k) Each Party shall bear its own costs of the arbitration, including attorney’s fees, and the Parties shall share equally the arbitrator’s fee and JAMS’ administrative costs.

(l) Within twenty (20) business days of the rendering of an award by the arbitrator, any Party may notify JAMS of its intention to appeal the award. The appeal shall be heard by three arbitrators (the “Appeal Arbitrators”) who must each have at least fifteen (15) years of legal experience and be a retired judge (unless otherwise mutually agreed by the Parties). If the Parties are unable to agree on the Appeal Arbitrators within twenty (20) business days after a notice of an appeal is served on the other Party, the Appeal Arbitrators shall be selected in accordance with the JAMS Rules. The Appeal Arbitrators shall be entitled to accept the initial award, modify the award, or substitute their own award. Except as provided herein, the JAMS Optional Appeal Arbitration Procedure shall apply to the appeal.

(m) Dispute resolution under this Section 10.11 shall be the sole and exclusive method for resolving any Dispute, and any award, relief or decision by the arbitrator, as confirmed, modified or replaced by the Appeal Arbitrators, shall be final and binding, and judgment thereon may be entered by any court having jurisdiction thereof, including the New York Courts, as well as any court having jurisdiction over the relevant Party or its Assets and, moreover, any award, relief or decision rendered by arbitration under this Section 10.11 shall also be deemed a term and condition of this Agreement subject to specific performance in Section 10.12 below.

(n) In the event any Proceeding is brought in any court of competent jurisdiction, including the New York Courts, to enforce the dispute resolution provisions in this Section 10.11, to obtain relief as described in Section 10.11(i)(iii) above, or to enforce any award, relief or decision issued by the arbitrator or the Appeal Arbitrators, as applicable, each Party irrevocably consents to the service of process in any action by the mailing of copies of the process to the Party’s agent for service of process with a copy to the address specified in Section 10.04 for such Party. Service effected as provided in this manner will become effective ten (10) calendar days after the mailing of the process.

(o) The Parties agree that any arbitration hereunder shall be kept confidential, and that the existence of the proceeding and all of its elements (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, any pre-arbitration negotiations, conferences and discussions concerning a Dispute Notice and any awards) shall be deemed confidential, and shall not be disclosed beyond the arbitrators (or potential arbitrators), the Parties, their counsel, and any Person necessary to the conduct of the proceeding, except as and to the extent required by Law and to defend or pursue any legal right. In the event any Party makes application to any court in connection with this Section 10.11 (including any proceedings to enforce a final award or any Interim Relief), that Party shall take all steps reasonably within its power to cause such application, and any exhibits (including copies of any award or decisions of the arbitrator, the Appeal Arbitrators or emergency arbitrator) to be filed under seal, shall oppose any challenge by any third party to such sealing, and shall give the other Party immediate notice of such challenge.

(p) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.11(p).

Section 10.12 Other Remedies; Specific Performance. (a) Except as otherwise expressly set forth herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Without prejudice to remedies at law, the Parties shall be entitled to specific performance in the event of a breach or threatened breach of this Agreement.

(b) The Parties acknowledge and agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law if any provision of this Agreement or any Ancillary Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. The Parties accordingly agree that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or any Ancillary Agreement and to enforce specifically the performance of the terms and provisions hereof and of any Ancillary Agreement, without proof of actual damages (and each Party hereby waives any requirement for the security or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that either Party otherwise has an adequate remedy at law. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement or any Ancillary Agreement and to enforce specifically the terms and provisions of this Agreement or any Ancillary Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 10.13 Interpretation; Conflict with Ancillary Agreements. (a) The table of contents and the Article, Section and paragraph headings or captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein”, “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. With respect to the determination of any period of time, the word “from” means “from and including”. The terms “Dollars” and “$” mean United States Dollars. References to “written” or “in writing” include in electronic form. References herein to any Contract (including this Agreement) mean such Contract as amended, supplemented or modified from time to time in accordance with the terms thereof. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. References herein to any Law or statute shall be deemed also to refer to all rules and regulations promulgated thereunder. Unless the context requires otherwise, references in this Agreement to “Remainco” shall also be deemed to refer to the applicable member of the Remainco Group, references to “FOX” shall also be deemed to refer to the applicable member of the FOX Group and references to a “Party” shall also be deemed to refer to the applicable member of that Party’s Group (as applicable). Any agreement or instrument defined or referred to herein includes all attachments thereto and instruments incorporated therein. Except as otherwise expressly provided in this Agreement or as set forth on Schedule 10.13, in the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of an Ancillary Agreement, the provisions of the Ancillary Agreement shall control over the inconsistent provisions of this Agreement as to matters specifically addressed in the Ancillary Agreement. For the avoidance of doubt, except as provided in Section 2.02(b)(vi), Section 2.02(f), Section 4.02, Section 4.03, Section 4.12(b) and Section 11.02, or specifically set forth in an Ancillary Agreement or as set forth on Schedule 10.13, the Tax Matters Agreement shall govern all matters relating to Tax between such parties, the Transition Services Agreement shall exclusively govern relating to the objections of the parties thereto with respect to the provision of the services identified therein to be provided by each party thereto following the Distribution subject to the terms and conditions thereof and the Commercial Agreements shall exclusively govern the obligations of the parties thereto with respect to the commercial arrangements expressly set forth therein following the Distribution.

(b) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 10.14 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision negotiated in good faith by the parties hereto shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not, subject to clause (a) above, be affected by such invalidity or unenforceability, except as a result of such substitution, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 10.15 No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of one or more of the following Sections: Section 4.02, Section 4.03 and Section 4.05).

ARTICLE XI

ADDITIONAL PROVISIONS RELATING TO THE RSN DIVESTITURE ASSETS

Section 11.01 Continued Obligations for RSN Divestiture Assets. Except as set forth in any Ancillary Agreement, the sale of all or any portion of the RSN Divestiture Assets shall not relieve Remainco and the Remainco Group from its obligations with respect thereto under the terms of this Agreement (including under Section 2.02(b), Section 2.02(f), Section 2.02(g), Article IV, Section 5.01, Section 5.05, or Article VI (the “Specified Sections”)) or under any Ancillary Agreement. In furtherance, and not in limitation, of the foregoing, Remainco shall, at all times following the sale of all or any portion of the RSN Divestiture Assets be required to (a) cause the Person to which any Assets related to the RSN Divestiture Assets are sold, assigned, granted, conveyed or otherwise transferred (each a “New RSN Owner”) to comply with the obligations set forth in this Agreement and any Ancillary Agreement applicable to the RSN Divestiture Assets and (b) cause any New RSN Owner to comply with the provisions of the Specified Sections and any applicable Ancillary Agreements with respect to RSN Divestiture Assets as if it were Remainco.

Section 11.02 Indemnification. Remainco hereby agrees to indemnify (on an After-Tax Basis) FOX and its Subsidiaries (the “SpinCo Entities”) for the net cost incurred by the SpinCo Entities (after accounting for any amounts to be received by the SpinCo Entities from any third party as consideration for the provision of any asset, service or right) based on the fair market value thereof of any requirement under the DOJ Settlement that the SpinCo Entities divest any RSN Divestiture Assets or that any SpinCo Entity provides any services or license any programming that, in either instance, FOX would not have been required to provide to Remainco, Disney, Holdco or their respective Subsidiaries under the Disney Merger Agreement (including the Separation Principles attached thereto as Exhibit I) or this Agreement.

Section 11.03 Payments. Holdco, Disney and their applicable Subsidiaries shall be entitled to all proceeds from the divestiture of the RSN Divestiture Assets.

[Signature page follows. The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

TWENTY-FIRST CENTURY FOX, INC.

By:
Name: [•]
Title: [•]

FOX CORPORATION

By:
Name: [•]
Title: [•]

[Signature Page to Separation and Distribution Agreement]